AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


by and among


Beyond.com Corporation,
a Delaware corporation,


BuyDirect.com, Inc.
a Delaware corporation,


BD Acquisition, Inc.,
a Delaware corporation,

and

Certain Principal Stockholders
of BuyDirect.com, Inc.


Dated as of March 15, 1999







                               TABLE OF CONTENTS


Section                                                                        Page

1.      The Merger; Effective Time.                                             1
1.1     The Merger.                                                             1
1.2     Effective Time of the Merger.                                           2
1.3     The Merger Consideration.                                               2

2.      The Purchaser and the Surviving Corporation.                            3
2.1     Certificate of Incorporation of the Surviving Corporation.              3
2.2     Bylaws of the Surviving Corporation.                                    4

2.3     Directors and Officers of the Surviving Corporation.                    4

3.      Treatment of Shares.                                                    4
3.1     Exchange of Shares.                                                     4
3.2     Mechanics of Exchange.                                                  8
3.3     No Further Rights in Stock.                                            10
3.4     Closing.                                                               10
3.5     Supplementary Action.                                                  10
3.6     Dissenting Shares                                                      11
3.7     Adjustment of Consideration                                            11

4.      Closing Conditions.                                                    12
4.1     Conditions Precedent to Obligations of the
          Purchaser and Merger Sub.                                            12
4.2     Conditions Precedent to Obligations of the Company.                    15

5.      Representations and Warranties of the Company,
          the Subsidiary and the Principal Stockholders                        17
5.1     Organization, Good Standing, Qualification.                            17
5.2     Certificate of Incorporation and Bylaws; Records.                      18
5.3     Capitalization.                                                        19
5.4     Authority; Binding Nature of Agreements.                               20
5.5     Subsidiaries                                                           20
5.6     Non-Contravention; Consents.                                           22
5.7     Intellectual Property                                                  23
5.8     Proceedings; Orders.                                                   24
5.9     Financial Statements.                                                  25
5.10    Title to Assets.                                                       26
5.11    Contracts.                                                             27
5.12    Employees.                                                             29
5.13    Compliance with Legal Requirements.                                    30
5.14    Governmental Authorizations.                                           30
5.15    Tax Matters.                                                           31
5.16    Securities Laws Compliance; Registration Rights.                       33
5.17    Finders and Brokers; Fees.                                             33
5.18    Environmental Compliance.                                              33
5.19    Insurance.                                                             33
5.20    Related Party Transactions.                                            34
5.21    Absence of Changes.                                                    35
5.22    The Principal Stockholders                                             37
5.23    Powers of Attorney.                                                    39
5.24    Benefit Plans; ERISA.                                                  39
5.25    Full Disclosure.                                                       41
5.26    Board of Directors; Stockholder Approval                               41
5.27    Customers                                                              42
5.28    Click/Conversion Rate Data                                             42

6.      Representations and Warranties of the Purchaser and Merger Sub.        42
6.1     Organization, Good Standing, Authority; Binding Nature of Agreement.   42
6.2     Purchaser Stock.                                                       43
6.3     Authority; Binding Nature of Agreements.                               43
6.4     Non-Contravention; Consents.                                           43
6.5     Finders and Brokers.                                                   44
6.6     Capitalization.                                                        44
6.7     Reports and Financial Statements; Absence of Certain Changes.          46
6.8     Compliance with Applicable Law.                                        47
6.9     Complete Copies of Requested Reports.                                  47
6.10    Intellectual Property.                                                 47
6.11    Full Disclosure.                                                       48
6.12    Contracts.                                                             48
6.13    S-3 Registrant Status.                                                 49
6.14    Trading By Affiliates.                                                 49

7.      Pre-Closing Covenants of the Company
          and the Principal Stockholders.                                      49
7.1     Corporate Proceedings; Stockholder Approval.                           50
7.2     Access and Investigation.                                              51
7.3     Operation of Business.                                                 51
7.4     Filings and Consents.                                                  53
7.5     Notification; Updates to Company Disclosure Schedule.                  54
7.6     No Negotiation.                                                        55
7.7     Best Efforts.                                                          55

8.      Pre-Closing Covenants of the Purchaser.                                56
8.1     Corporate Proceedings.                                                 56
8.2     Access and Investigation.                                              56
8.3     Filings and Consents.                                                  56
8.4     Notification.                                                          57
8.5     Best Efforts.                                                          58

9.      Other Agreements.                                                      58
9.1     Options.                                                               58
9.2     Confidentiality.                                                       59
9.3     Public Disclosure.                                                     59
9.4     No Inconsistent Action.                                                59
9.5     Voting of Shares; Further Assurances.                                  59
9.6     No Inconsistent Agreement.                                             60
9.7     Use of Intellectual Property.                                          60
9.8     Tax-Free Reorganization.                                               60

10.     Termination.                                                           60
10.1    Termination Events.                                                    60
10.2    Termination Procedures.                                                61
10.3    Effect of Termination.                                                 62

11.     Indemnification, etc.                                                  62
11.1    Survival of Representations and Covenants.                             62
11.2    Indemnification by the Selling Stockholders                            62
11.3    Setoff.                                                                64
11.4    Defense of Third Party Claims.                                         64
11.5    Sole Remedy.                                                           65
11.6    Exercise of Remedies by Indemnities Other than the
        Purchaser and by Selling Stockholders.                                 66

12.     Miscellaneous.                                                         66
12.1    Further Assurances.                                                    66
12.2    Fees and Expenses.                                                     66
12.3    Attorneys' Fees.                                                       66
12.4    Transfer Taxes.                                                        67
12.5    Governing Law; Venue.                                                  67
12.6    Successors and Assigns.                                                68
12.7    Entire Agreement.                                                      68
12.8    Separability.                                                          68
12.9    Amendments.                                                            68
12.10   Notices.                                                               69
12.11   Publicity and Use of Confidential Information.                         70
12.12   Counterparts.                                                          70
12.13   Delays or Omissions; Waivers.                                          71
12.14   Remedies Cumulative; Specific Performance.                             71
12.15   Headings.                                                              71
12.16   Construction.                                                          72
12.17   No Third Party Beneficiaries.                                          72

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of March 15, 1999, by and among Beyond.com Corporation, a Delaware corporation (the "Purchaser"), BuyDirect.com, Inc. a Delaware corporation (the "Company"), and BD Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (the "Merger Sub," and together with the Company, the "Constituent Corporations"), and certain holders of shares of capital stock of the Company (the "Principal Stockholders"), identified on the signature pages of this Agreement. Certain capitalized terms in this Agreement are defined in Exhibit A.

RECITALS

         The Board of Directors of the Purchaser, the Merger Sub and the Company each have determined that it is in the best interests of their respective stockholders for the Purchaser to acquire the Company by the merger of the Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth herein (the "Merger").

         For federal income tax purposes, it is intended that the Merger constitute a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement shall constitute a plan of reorganization for purposes of Section 368 of the Code.

         The purchaser, the company, the merger sub and the principal stockholders entered into that certain agreement and plan of merger, dated as of February 19, 1999 (the "original agreement"), and wish to amend and restate the original agreement so that it reads hereafter as set forth herein.

         As an inducement to the Purchaser and the Merger Sub to enter into this Agreement, each of the Selling Stockholders agree to enter into, on or prior to the closing of the Merger, an escrow agreement (the "Escrow Agreement") among the Purchaser, the Selling Stockholders and an escrow agent (the "Escrow Agent") substantially in the form attached hereto as Exhibit B.

AGREEMENT

         The purchaser, the company and the merger sub, intending to be legally bound, hereby amend and restate the original agreement and supersede and replace it with the agreement and, effective as of February 19, 1999, hereby agree as follows:

1. The Merger; Effective Time.

         1.1 The Merger.

         Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into the Company. As a result of the Merger, the Company shall continue as the surviving corporation in such Merger (the "Surviving Corporation"), and the separate existence of Merger Sub shall thereupon cease. The Merger shall have the effects set forth in Section 259 of the General Corporation Law of the State of Delaware (the "DGCL"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, powers, privileges and franchises of each of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Immediately following the Effective Time, the Surviving Corporation shall be a wholly owned subsidiary of the Purchaser.

         1.2 Effective Time of the Merger.

         The Merger shall become effective upon the completion of the filing of a properly executed Certificate of Merger in accordance with the DGCL with the Secretary of State of the State of Delaware, which filing shall be made as soon as practicable and in no event later than the second business day after the satisfaction or waiver of the conditions set forth in Section 4 hereof (or such other date as may be agreed in writing by each of the parties hereto). When used in this Agreement, the term "Effective Time" with respect to the Merger shall mean the date and time at which such Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and the Purchaser and specified in the Certificate of Merger).

         1.3 The Merger Consideration.

                  (a) Subject to adjustment as set forth in Section 3.7, the maximum number of shares of Purchaser Stock to be issued (including Purchaser Stock to be reserved for issuance upon exercise of any of the Company's options and warrants to be assumed by the Purchaser) in exchange for the acquisition by the Purchaser of all the shares of capital stock of the Company outstanding immediately prior to the Effective Time and all unexpired and unexercised options and warrants to acquire capital stock outstanding immediately prior to the Effective Time (collectively referred to as the "Options") of the Company shall be 5,400,000 (as adjusted in accordance with Section 3.7, the "Gross Merger Consideration"). No adjustment shall be made in the number of shares of Purchaser Stock issued in the Merger as a result of any cash proceeds received by the Company from the date hereof to the Closing Date pursuant to the exercise of options or warrants to acquire shares of capital stock of the Company. The Gross Merger Consideration shall be allocated among the Selling Stockholders and holders of the Options as described in Sections 1.3(b) and 3.1 hereof.

                  (b) The Gross Merger Consideration shall first be allocated to satisfy the respective liquidation preference of each series of Preferred Stock as set forth in the Fourth Amended and Restated Certificate of Incorporation of the Company, as amended, and as in effect as of the date hereof (the "Company Certificate of Incorporation"). The Gross Merger Consideration shall accordingly be reduced by a number of shares of Purchaser Stock equal to the sum of: (i) the Aggregate Series A Liquidation Preference divided by the Average Purchaser Stock Price prior to the Closing Date; (ii) the Aggregate Series B Liquidation Preference divided by the Average Purchaser Stock Price prior to the Closing Date; (iii) the Aggregate Series C Liquidation Preference divided by the Average Purchaser Stock Price prior to the Closing Date; (iv) the Aggregate Series D Liquidation Preference divided by the Average Purchaser Stock Price prior to the Closing Date; plus (v) the Aggregate Series E Liquidation Preference divided by the Average Purchaser Stock Price prior to the Closing Date (such remaining amount of the Gross Merger Consideration hereinafter referred to as the "Net Merger Consideration").

         For purposes of this Section 1.3(b), the following terms shall have the following meanings:

         "Aggregate Series A Liquidation Preference" means the product of (i) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time, times (ii) $0.074.

         "Aggregate Series B Liquidation Preference" means the product of (i) the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time, times (ii) $0.229.

         "Aggregate Series C Liquidation Preference" means the product of (i) the aggregate number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time, times (ii) $0.826.

         "Aggregate Series D Liquidation Preference" means the product of (i) the aggregate number of shares of Series D Preferred Stock outstanding immediately prior to the Effective Time, times (ii) $1.65.

         "Aggregate Series E Liquidation Preference" means the product of (i) the aggregate number of shares of Series E Preferred Stock outstanding immediately prior to the Effective Time, times (ii) $1.65.

2. The Purchaser and the Surviving Corporation.

         2.1 Certificate of Incorporation of the Surviving Corporation.

         The Certificate of Incorporation of the Merger Sub as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law (except that Article I of the Certificate of Incorporation shall be amended as of the Effective Time to read as follows: "The name of the Corporation is BuyDirect.com, Inc.").

         2.2 Bylaws of the Surviving Corporation.

         The Bylaws of the Merger Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

         2.3 Directors and Officers of the Surviving Corporation.

                  (a) The directors of the Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                  (b) The officers of the Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

3. Treatment of Shares.

         3.1 Exchange of Shares.

         At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Merger Sub, the Company, the holders of any shares of capital stock of the Company or the holders of any shares of capital stock of Merger Sub:

                  (a) Each share of common stock, par value $0.01 per share, of Merger Sub, which shall be outstanding immediately prior to the Effective Time, shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (b) Each share of common stock, par value $0.0001 per share ("Common Stock"), of the Company and each share of each series of Preferred Stock, par value $0.0001 per share (collectively, the "Preferred Stock"), of the Company outstanding immediately prior to the Effective Time (other than the Treasury Shares as set forth below) (the Common Stock and the Preferred Stock hereinafter collectively referred to as the "Stock"), shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for the right to receive a portion of the Gross Merger Consideration as follows:

                           (i) each share of Series A Preferred Stock
outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Purchaser Stock (carried out to five decimal places and rounded up if the sixth decimal place is five or greater) equal to the sum of (A) $0.074 divided by the Average Purchaser Stock Price prior to the Closing Date and (B) the Exchange Ratio;

                           (ii) each share of Series B Preferred Stock
outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Purchaser Stock (carried out to five decimal places and rounded up if the sixth decimal place is five or greater) equal to the sum of (A) $0.229 divided by the Average Purchaser Stock Price prior to the Closing Date and (B) the Exchange Ratio;

                           (iii) each share of Series C Preferred Stock
outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Purchaser Stock (carried out to five decimal places and rounded up if the sixth decimal place is five or greater) equal to the sum of (A) $0.826 divided by the Average Purchaser Stock Price prior to the Closing Date and (B) the Exchange Ratio;

                           (iv) each share of Series D Preferred Stock
outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Purchaser Stock (carried out to five decimal places and rounded up if the sixth decimal place is five or greater) equal to the sum of (A) $1.65 divided by the Average Purchaser Stock Price prior to the Closing Date and (B) the Exchange Ratio; and

                           (v) each share of Series E Preferred stock
outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Purchaser Stock (carried out to five decimal places and rounded up if the sixth decimal place is five or greater) equal to the sum of (A) $1.65 divided by the Average Purchaser Stock Price prior to the Closing Date and (B) the Exchange Ratio;

                           (vi) each share of Common Stock shall be converted
into the right to receive the number of shares of Purchaser Stock equal to the Exchange Ratio (carried out to five decimal places and rounded up if the sixth decimal place is five or greater).

         For purposes of this Section 3.1, the following terms shall have the following meanings:

         "Exchange Ratio" means the Net Merger Consideration divided by the Fully Diluted Shares.

         "Fully Diluted Shares" means the sum of (A) the number of shares of Stock issued and outstanding immediately prior to the Effective Time and (B) the Total Options.

         "Total Options" means the number of shares of Stock subject to the Options outstanding immediately prior to the Effective Time.

                  (c) At the Effective Time, all Options shall be assumed by Purchaser in accordance with provisions described below.

                           (i) At the Effective Time, each Option, whether or
not exercisable or vested, shall be, in connection with the Merger, assumed by the Purchaser. Each Option so assumed by the Purchaser under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company's 1998 Stock Option Plan (the "Option Plan") and/or as provided in the respective option or warrant agreements governing such Option immediately prior to the Effective Time, except that (A) such Option shall be exercisable for that number of whole shares of Purchaser equal to the product of the number of shares of Common Stock that were issuable upon exercise of such Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Purchaser Stock, and (B) the per share exercise price for the shares of Purchaser Stock issuable upon exercise of such assumed Option shall be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

                           (ii) It is the intention of the parties that the
Options assumed by the Purchaser qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Options qualified as incentive stock options immediately prior to the Effective Time.

                           (iii) Promptly following the Effective Time, the
Purchaser will issue to each holder of an outstanding Option a document evidencing the foregoing assumption of such Option by the Purchaser.

                           (iv) The Company (A) represents that the Options
shall be "considered assumed" for purposes of Section 11(c) of the Option Plan or pursuant to the appropriate warrant agreement and that no acceleration of vesting or exercisability of Options or lapse of any repurchase right with respect to Stock issued under previously exercised Options will occur by virtue of the consummation of the transactions and (B) except as disclosed on the Company Disclosure Schedule, acknowledges that the amount of the Gross Merger Consideration to be tendered hereunder is based, in part, on the assumption that the exchange mechanism set forth in this Section 3.1(c) will not result in the acceleration of vesting or exercisability of Options or lapse of any repurchase right with respect to Stock issued under previously exercised Options.

                  (d) Each share of Common Stock and Preferred Stock held in the treasury of the Company (the "Treasury Shares"), and each such share of Common Stock and Preferred Stock held by the Purchaser or any subsidiary of the Purchaser immediately prior to the Effective Time, shall automatically be canceled and retired and cease to exist, and no consideration shall be given in exchange therefor.

                  (e) Eighty-five percent (85%) of the Gross Merger Consideration for the Stock shall be paid, without interest thereon, upon the surrender of the certificates formerly representing the Stock in accordance with
Section 3.2 hereof, and the remainder of the Gross Merger Consideration shall be deposited with the Escrow Agent and held in escrow by the Escrow Agent pursuant to the terms of the Escrow Agreement (the aggregate number of shares of Purchaser Stock so held by the Escrow Agent constituting the "Escrow Fund").

                  (f) No fractional share of Purchaser Stock shall be issued in the Merger. In lieu of fractional shares, the Selling Stockholders upon surrender of their Certificates as set forth in Section 3.2 hereof shall be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying the fractional interest to which such Selling Stockholder would otherwise be entitled by the Average Purchaser Stock Price prior to the Closing Date.

                  (g) Except as provided in Section 9.1 below, the shares of Purchaser Stock issued in connection with the Transactions will not be registered under the Securities Act. Such shares may not be transferred or resold thereafter, except in compliance with the terms of this Agreement and the Transactional Agreements and following registration under the Securities Act or in reliance on an exemption from registration under the Securities Act.

                  (h) As of the Effective Time, all shares of Common Stock and Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate (as defined in Section 3.2 below) shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate in accordance with Section 3.2 hereof, the portion of the Gross Merger Consideration to which such holder is entitled pursuant to Section 3.1(b) hereof.

                  (i) No dividends or other distributions declared or made after the Effective Time with respect to shares of Purchaser Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Purchaser Stock that such holder would be entitled to receive upon surrender of such Certificate, until such holder shall surrender such Certificate in accordance with Section 3.2 below. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of certificates whole shares of Purchaser Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to fractional shares of Stock to which such holder is entitled pursuant to Section 3.1(f) hereof, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Purchaser Stock.

         3.2 Mechanics of Exchange.

                  (a) At the Effective Time, the Selling Stockholders shall be entitled to surrender the certificate or certificates which immediately prior to the Effective Time represented the Stock (the "Certificates"), and which were converted into the right to receive a portion of the Gross Merger Consideration, to the Purchaser for cancellation in exchange for the portion of the Gross Merger Consideration to which such holder is entitled pursuant to Section 3.1(b) hereof.

         Upon surrender of a Certificate for cancellation to the Purchaser, together with such documents as may reasonably be required by the Purchaser:

                           (i) the holder of such Certificate shall be entitled
to receive in exchange therefor:

                  (A) one or more certificates representing, in the aggregate, that whole number of shares of Purchaser Stock that is equal to that number of shares of Purchaser Stock that such holder has the right to receive in respect to such Certificate pursuant to the provisions of Section 3.1 hereof (after taking into account all shares of Stock then held by such holder), less the number of shares that represents such Selling Stockholder's pro rata portion of the number of shares of Purchaser Stock that are to be held in escrow by the Escrow Agent pursuant to the Escrow Agreement (such Purchaser Stock being the "Escrow Shares"); and

                  (B) a check in the amount equal to the cash, if any, to which such holder is entitled pursuant to the provisions of this Article 3 (including any cash in lieu of any fractional shares of Purchaser Stock to which such holder is entitled pursuant to Section 3.1(f), together with any dividends or distributions with respect thereto as such holder is entitled pursuant to
Section 3.1(i) (together the "Additional Payments"));

                           (ii) Purchaser shall deliver to the Escrow Agent one
or more certificates registered in the name of the Escrow Agent, on behalf of and as nominee for the Selling Stockholders representing, in the aggregate, the Escrow Shares, which will be held in escrow by the Escrow Agent in accordance with the Escrow Agreement; and

                           (iii) the Certificate so surrendered shall forthwith
be canceled.

         No interest shall be paid or accrued for the benefit of holders of the Certificates on the consideration payable upon the surrender of the Certificates. It shall be a condition of payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer to the Purchaser.

                  (b) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing the Stock set forth on
Schedule IA attached hereto are presented to the Surviving Corporation for payment, they shall be canceled and exchanged for the applicable portion of the Gross Merger Consideration in accordance with the procedures set forth in this
Article 3.

                  (c) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Selling Stockholder claiming such Certificate to be lost, stolen or destroyed, the Purchaser will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the applicable portion of the Gross Merger Consideration and any Additional Payments, if any, for which the shares of Stock represented by the Certificate are exchanged in accordance with this Article 3. When authorizing such issuance in exchange therefor, the Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require such Selling Stockholder to give the Purchaser a bond in such sum as it may direct as indemnity, or such other form of indemnity, as it shall direct, against any claim that may be made against the Purchaser with respect to the Certificate alleged to have been lost, stolen or destroyed.

                  (d) The Purchaser may, at its option, meet its obligations under this Section 3.2 through a bank or trust company selected by the Purchaser to act as exchange agent in connection with the Transactions.

                  (e) If any certificate for Purchaser Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall (i) pay to the Purchaser any transfer or other taxes required by reason of the issuance of certificates for such securities in a name other than that of the registered holder of the Certificate surrendered, or (ii) establish to the satisfaction of the Purchaser that such tax has been paid or is not applicable.

                  (f) Each of the Surviving Corporation and the Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Selling Stockholder, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withhold by the Surviving Corporation or the Purchaser, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Selling Stockholders in respect of which such deduction and withholding are made by the Surviving Corporation or the Purchaser, as the case may be.

                  (g) Notwithstanding anything in this Agreement to the contrary, neither the Purchaser nor any other party hereto shall be liable to a holder of shares of Stock for any portion of the Gross Merger Consideration, any dividends on shares of Purchaser Stock issued as part of the Gross Merger Consideration, or, in accordance with Section 3.1(f) hereof, any payment for any fractional interests, delivered to a public official pursuant to applicable escheat laws following the passage of time specified therein.

         3.3 No Further Rights in Stock.

         All cash, cash equivalents or securities received by each Selling Stockholder pursuant to this Agreement shall be deemed to have been delivered and received in full satisfaction of all rights pertaining to such Selling Stockholder's shares of Stock. At the Effective Time of the Merger, the Selling Stockholders shall cease to have any rights with respect to shares of Stock, and their sole right shall be to receive the portion of the Gross Merger Consideration to which they are entitled pursuant to this Agreement.

         3.4 Closing.

         The closing of the Merger and the Transactions (the "Closing") shall take place at the offices of Perkins Coie LLP, 250 Montgomery Street, Suite 1600, San Francisco, California 94105 at 9:00 a.m., local time, on the second business day after the day on which all of the conditions set forth in Sections
4.1 and 4.2 hereof are satisfied or waived, or at such other date, time and place as the Company and the Purchaser shall otherwise agree (the date of such Closing, the "Closing Date").

         3.5 Supplementary Action.

         If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Constituent Corporation, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Constituent Corporations, in the name of and on behalf of either Constituent Corporation as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

         3.6 Dissenting Shares.

                  (a) If holders of Stock are entitled to dissent from the Merger and demand appraisal of the Stock under applicable law (each person electing to exercise such rights, a "Dissenting Holder"), any shares of Stock held by a Dissenting Holder as to which appraisal has been so demanded in accordance with applicable law ("Dissenting Shares") shall not be exchanged as described in this Article 3, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due such Dissenting Holder pursuant to applicable law; provided, that each share of Stock held by a Dissenting Holder who shall, after the Effective Time, withdraw its demand for appraisal or lose its rights of appraisal with respect to such shares of Stock, in either case pursuant to applicable law, shall not be deemed a Dissenting Share, but shall be deemed to be converted, as of the Effective Time, into the applicable portion of the Gross Merger Consideration in accordance with Section 3.1(b).

                  (b) The Company shall give the Purchaser prompt notice of any written demands for appraisal of any shares of Stock, withdrawals of such demands or failures to perfect appraisal rights resulting in a loss of such rights, and any other instruments received by the Company which relate to any such demand for appraisal. The Company shall not voluntarily make any payment with respect to any demands or potential demands for appraisal of Stock or offer to settle or settle any such demands or potential demands. Purchaser shall be responsible for any settlement of claims with respect to any Dissenting Shares, which settlements may be paid in cash, Purchaser Stock or such other consideration as Purchaser may determine, except as otherwise required under applicable law.

         3.7 Adjustment of Consideration

                  (a) Not later than five Business Days prior to the date for the Closing, the Company shall deliver to the Purchaser the January Audited Balance Sheet, together with an unqualified report thereon of the Company's Accountants stating that the January Audited Balance Sheet fairly presents the consolidated financial position of the Company as of January 31, 1999. In connection with the preparation and review of the January Audited Balance Sheet, employees of the Purchaser and the Purchaser's Accountants, at reasonable times and for reasonable durations, shall be entitled to review the work papers of the Company and the Company's Accountants prepared in connection with the preparation of the January Audited Balance Sheet and, at reasonable times and for reasonable durations, shall be entitled to discuss the January Audited Balance Sheet with the employees of the Company and the Company's Accountants prior to the Effective Time.

                  (b) In the event that the Net Debt Balance calculated based upon the January Audited Balance Sheet is less than $0.00, either (i) the Gross Merger Consideration shall be increased by an amount equal to the amount of such deficiency divided by the Average Purchaser Stock Price prior to the date of this Agreement, or (ii) at the sole discretion of the Purchaser, the amount of such deficiency shall be paid in cash, without interest, to the Selling Stockholders at the Effective Time on a pro rata basis that is in proportion to the number of shares of Purchaser Stock to which such Selling Stockholder was entitled as of the Effective Time. In the event that the Net Debt Balance calculated based upon the January Audited Balance Sheet is greater than $0.00, then Gross Merger Consideration shall be decreased by an amount equal to the amount of such excess divided by the Average Purchaser Stock Price prior to the date of this Agreement.

4. Closing Conditions.

         4.1 Conditions Precedent to Obligations of the Purchaser and Merger
Sub.

         The Purchaser's and Merger Sub's obligations to consummate the Merger and to take the other actions required to be taken by the Purchaser and Merger Sub at the Closing to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in accordance with Section 12.13):

                  (a) the representations and warranties made by the Principal

Stockholders and the Company in Section 5 hereof or in any Transactional Agreement that are not qualified as to materiality shall be true and accurate in all material respects, and the representations and warranties made by the Principal Stockholders and the Company contained in Section 5 hereof or in any Transactional Agreement that are qualified as to materiality shall be true and accurate, in each case as of the date of this Agreement and, except to the extent that such representations and warranties speak specifically as of an earlier date, as of the Closing Date as though made on and as of the Closing Date;

                  (b) all covenants, agreements and conditions contained in this Agreement or in any other Transactional Agreement to be observed by the Principal Stockholders and/or the Company on or prior to the Closing shall have been performed or complied with in all material respects on or prior to the Closing;

                  (c) the Selling Stockholders, Principal Stockholders or the Company, as the case may be, shall have executed and delivered the following documents to the Purchaser, all of which shall be in full force and effect as of the Closing:

                           (i) the Escrow Agreement, duly executed by the
holders of at least 90% of the issued and outstanding shares of Stock;

                           (ii) a Registration Rights Agreement in the form of
Exhibit C (the "Rights Agreement"), duly executed by the Stockholder Representative;

                           (iii) the Investment Agreement in the form of Exhibit
D (the "Investment Agreement"), duly executed by each of the Selling Stockholders and the Stockholder Representative;

                           (iv) the Offer Letters and Protective Covenant
Letters, forms of which are attached hereto as Exhibits E-1 and E-2, respectively, duly executed by each of Mr. Bong Suh, Mr. Jody Sherman and Mr. Bill Headapohl.

                           (v) the legal opinion of Perkins Coie LLP, counsel to
the Company, dated the Closing Date, in form and substance reasonably acceptable to counsel to the Purchaser;

                           (vi) a certificate (the "Stockholder Representative
Closing Certificate" and the "Company Closing Certificate", respectively) executed by the Stockholder Representative and a senior executive officer of the Company, respectively, dated as of the Closing, and certifying to the satisfaction of the conditions specified in Sections 4.1(a) and (b);

                           (vii) the written resignations of the members of the
Company Board;

                           (viii) written evidence reasonably satisfactory to
Purchaser and its counsel of the execution of the ZDNet Agreement;

                           (ix) written evidence reasonably satisfactory to
Purchaser and its counsel of the grant of Options to the employees of the Company as set forth on the schedule provided to the Purchaser pursuant to
Section 5.3; and

                           (x) such other documents reasonably satisfactory to
Purchaser as the Purchaser may request in good faith for the purpose of (A) evidencing the accuracy of any representation or warranty made by the Company or the Selling Stockholders, (B) evidencing the compliance by the Company or the Selling Stockholders with, or the performance by the Company or the Selling Stockholders of, any covenant or obligation set forth in this Agreement or any other Transactional Agreement, (C) evidencing the satisfaction of the conditions set forth in this Section 4.1, or (D) otherwise facilitating the consummation or performance of any of the Transactions;

                  (d) to the satisfaction of Purchaser and its counsel, the offer and sale of the Purchaser Stock pursuant to the terms of this Agreement shall comply with an exemption from registration under the Securities Act and/or any applicable federal or state securities laws and regulations;

                  (e) all corporate and other proceedings required to be taken on the part of the Company and the Selling Stockholders in connection with this Agreement, the Transactional Agreements and the Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and in substance to the Purchaser and its counsel;

                  (f) each of the Consents identified or required to be identified in Part 5.5 of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect;

                  (g) no event or events shall have occurred, or shall be reasonably likely to occur, which, individually or in the aggregate, have had, or are reasonably likely to have, a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance or prospects since the date of this Agreement;

                  (h) there shall not have been commenced or expressly threatened against the Purchaser, the Company or any of their respective affiliates any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (ii) that is likely to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions or have a material adverse effect on the Company; provided, however, that such Proceeding shall not have been caused by, or shall not be the result of, directly or indirectly, the failure of the Purchaser to fulfill its obligations under this Agreement;

                  (i) neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Purchaser or the Company, or any Person affiliated with the Purchaser or the Company, to suffer any material adverse consequence under, (i) any applicable legal requirement or Order, or (ii) any legal requirement or Order that has been proposed by or before any Governmental Body;

                  (j) the Purchaser and Merger Sub shall have received good standing certificates for the Company from the Secretary of State of Delaware, dated as of a date not earlier than five business days prior to the Effective Time;

                  (k) no temporary restraining order, preliminary or permanent injunction or other order issued by a court of other Governmental Body of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger;

                  (l) the Company shall have delivered the Audited Financial Statements, together with an unqualified report thereon of the Company's Accountants stating that the Audited Financial Statements fairly present the consolidated financial position of the Company as of the respective dates thereof and the results of operation of the Company, changes in stockholder's equity and cash flows for the periods covered thereby;

                  (m) the Company shall have delivered the January Audited Balance Sheet, together with an unqualified report thereon of the Company's Accountants stating that the January Audited Balance Sheet fairly presents the consolidated financial position of the Company as of January 31, 1999 and was prepared in accordance with U.S. GAAP applied on a basis consistent with the preparation of the Audited Financial Statements; and

                  (n) the Company shall have obtained all approvals of the Selling Stockholders necessary to approve the Merger, this Agreement, the Transactional Agreement and the Transactions.

         4.2 Conditions Precedent to Obligations of the Company.

         The Company's obligation to take the actions required to be taken by the Company at the Closing to consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part, in accordance with Section 12.13):

                  (a) the representations and warranties made by the Purchaser and Merger Sub in Section 6 and in any Transactional Agreement that are not qualified as to materiality shall be true and correct in all material respects, and the representations and warranties made by the Purchaser and Merger Sub contained in Section 6 hereof or in any Transactional Agreement that are qualified as to materiality shall be true and accurate, in each case as of the date of this Agreement and, except to the extent that such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date;

                  (b) all covenants, agreements and conditions contained in this Agreement or in any other Transactional Agreement to be observed by the Purchaser and Merger Sub on or prior to the Closing shall have been performed or complied with in all material respects on or prior to the Closing;

                  (c) the Purchaser and Merger Sub, as the case may be, shall have duly executed and delivered the following documents to the Selling Stockholders and/or the Company, as the case may be, which shall be in full force and effect:

                           (i) the Escrow Agreement;

                           (ii) the Rights Agreement;

                           (iii) the Offer Letters and Protective Covenant
Letters, duly executed by the Purchaser for each of Mr. Bong Suh, Mr. Jody Sherman and Mr. Bill Headapohl;

                           (iv) a certificate (the "Purchaser Closing
Certificate") executed by a senior executive officer of the Purchaser, dated the Closing Date and certifying to the satisfaction of the conditions specified in Sections 4.2(a) and (b);

                           (v) the legal opinion of Shearman & Sterling, counsel
to the Purchaser, dated the Closing Date, in form and substance reasonably acceptable to counsel to the Company; and

                           (vi) such other documents reasonably satisfactory to
the Company as the Company may request in good faith for the purpose of (A) evidencing the accuracy of any representation or warranty made by the Purchaser,
(B) evidencing the compliance by the Purchaser with, or the performance by the Purchaser of any covenant or obligation set forth in this Agreement or any Transactional Agreement, (C) evidencing the satisfaction of the conditions set forth in this Section 4.2, or (D) otherwise facilitating the consummation or performance of any of the Transactions;

                  (d) all corporate and other proceedings required to be taken on the part of the Purchaser and Merger Sub in connection with this Agreement, the Transactional Agreements and the Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and in substance to the Company and its counsel;

                  (e) no event or events shall have occurred, or shall be reasonably likely to occur, which, individually or in the aggregate, have had, or could reasonably be excepted to have, a material adverse effect on the Purchaser's business, condition assets, liabilities, operations, financial performance or prospects (provided that changes in the trading price of Purchaser Stock shall not constitute a change with respect to Purchaser) since the date of this Agreement;

                  (f) there shall not have been commenced or expressly threatened against the Purchaser, the Company or any of their respective affiliates any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (ii) that is likely to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions or have a material adverse effect on the Purchaser; provided, however, that such Proceeding shall not have been caused by, or shall not be the result of, directly or indirectly, the failure of the Company to fulfill its obligations under this Agreement;

                  (g) neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Principal Stockholders to suffer any material adverse consequence under, (i) any applicable legal requirement or Order, or (ii) any legal requirement or Order that has been proposed by or before any Governmental Body;

                  (h) no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Body of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger; and

                  (i) Perkins Coie LLP, counsel to the Company, shall have delivered to the Stockholder Representative a tax opinion to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a)(2)(E) of the Code, and the Purchaser and the Company shall provide to Perkins Coie LLP a certificate containing reasonable and customary representations, in form and substance satisfactory to Perkins Coie LLP, upon which it and the Selling Stockholders can rely.

5. Representations and Warranties of the Company, the Subsidiary and the Principal Stockholders.

         Except as specifically set forth in the disclosure schedule provided by the Company and attached hereto (the "Company Disclosure Schedule"), the parts of which are numbered to correspond to the Section numbers of this Agreement, the Principal Stockholders and the Company hereby represent and warrant to each Indemnitee (as defined in Section 11.2) as follows:

         5.1 Organization, Good Standing, Qualification.

                  (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the failure to be so qualified could materially adversely affect the Company, its business, prospects or financial condition. The Company has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as currently conducted, to execute and deliver this Agreement and the Transactional Agreements, and to carry out the provisions hereof and thereof.

                  (b) The Company has never approved, or commenced any proceeding, or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company's business or affairs.

                  (c) The Company has no subsidiaries, other than BuyDirect, Inc., a Delaware corporation (the "Subsidiary"), and does not own, beneficially or otherwise, any shares or other securities of, or any other direct or any other indirect interest of any nature in, any Entity.

                  (d) Except as set forth on part 5.1(d) of the Company Disclosure Schedule, the Company was never operated as a sole proprietorship, or any other business entity, prior to its incorporation.

         5.2 Certificate of Incorporation and Bylaws; Records.

                  (a) The Company has delivered to the Purchaser accurate and complete copies of:

                           (i) the Company's Certificate of Incorporation and
bylaws, including all amendments thereto, as presently in effect;

                           (ii) the stock records of the Company; and

                           (iii) the minutes and other records of the meetings
and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the Company Board and all committees of the Company Board.

         There have been no meetings or other proceedings of the stockholders of the Company, the Company Board or any committee of the Company Board that are not memorialized in such minutes or other records.

                  (b) The Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names listed on Part 5.2 of the Company Disclosure Schedule.

                  (c) There has not been, and is not now, any violation of the Company's Certificate of Incorporation or bylaws or of any resolution adopted by the Company's stockholders, the Company Board or any committee of the Company Board.

         5.3 Capitalization.

                  (a) The authorized capital stock of the Company consists of 41,268,581 shares of capital stock, comprised of 21,789,121 shares of Common Stock, of which 316,000 shares are issued and outstanding as of the date of this Agreement, and 19,479,460 shares of Preferred Stock, of which 8,100,001 shares of Series A Preferred Stock, 2,621,356 shares of Series B Preferred Stock, 2,129,631 shares of Series C Preferred Stock, 3,703,739 shares of Series D Preferred Stock, and no shares of Series E Preferred Stock are issued and outstanding as of the date of this Agreement. No other shares of capital stock are authorized, issued or outstanding. All issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in full compliance with all applicable securities laws and other applicable legal requirements. 1,993,661 shares of Common Stock, 623,027 shares of Series B Preferred Stock and 2,005,400 shares of Series E Preferred Stock are reserved for issuance upon the exercise of the Options. The Company has delivered to the Purchaser a schedule setting forth: (i) the names of the employees/consultants and other Persons who have been granted Options; (ii) the number, exercise price and vesting schedule of Options held by such employees/consultants and other Persons as of the date of this Agreement and (iii) the number, exercise price and vesting schedule of Options to be granted to existing or new employees/consultants and other Persons prior to the Closing (none of which may be granted with an exercise price less than fair market value on the date of grant; provided, however, the Company shall not be obligated to grant such Options) ("Interim Grants").

                  (b) Except as set forth on the schedule provided to the Purchaser pursuant to Section 5.3 or Part 5.3 of the Company Disclosure Schedule, there is no:

                           (i) outstanding subscription, option, call, warrant
or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; or

                           (ii) outstanding security, instrument or obligation
that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company.

                  (c) The Company has never repurchased, redeemed or otherwise reacquired (or agreed, committed or offered (in writing or otherwise) to repurchase, redeem or otherwise reacquire) any shares of capital stock or other securities of the Company.

                  (d) None of the issued and outstanding shares of Stock was issued in violation of any preemptive rights under the Company's Certificate of Incorporation or bylaws or, to the knowledge of the Company, other instruments or agreements.

                  (e) Except as set forth in the schedule provided to the Purchaser pursuant to Section 5.3 or Part 5.3 of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company is a party or of which the Company or any Principal Stockholder has knowledge with respect to the voting or transfer of any shares of capital stock of or any other interest in the Company. Except as set forth in Part 5.3 of the Disclosure Schedule, the Company has not granted or agreed to grant to any Person any rights to subscribe for securities of the Company, to nominate for election or have elected any Person to the Board of Directors of the Company or to register any securities of the Company under the Securities Act.

                  (f) The stock register of the Company accurately records the name and address of each registered owner of shares of capital stock of the Company and the certificate number of each certificate evidencing shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation, in all such cases as would not have a material adverse effect on the Company.

         5.4 Authority; Binding Nature of Agreements.

         The Company has the corporate power and authority to enter into and to perform its obligations under this Agreement and the Transactional Agreements, and the execution, delivery and performance by the Company of this Agreement and the Transactional Agreements have been duly authorized by all necessary action on the part of the Company Board and its stockholders. This Agreement and the Transactional Agreements constitute, or upon execution and delivery will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

         5.5 Subsidiaries

                  (a) Except as set forth on Part 5.5(b) of the Company Disclosure Schedule, there are no corporations, partnerships, joint ventures, associations or other entities to which the Company owns, beneficially or of record, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than the Subsidiary, the Company is not a member of, nor is any part of the Business conducted through, any partnership. Except as set forth in Part 5.5(b) of the Company Disclosure Schedule, the Company is not a participant in any joint venture or similar arrangement.

                  (b) The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the failure to be so qualified could materially adversely affect the Company, its business, prospects or financial condition. The Subsidiary has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as currently conducted, to execute and deliver this Agreement and the Transaction Agreements, and to carry out the provisions hereof and thereof,

                  (c) All issued and outstanding shares of capital stock of the Subsidiary (the "Subsidiary Stock") have been duly authorized and validly issued, fully paid, and nonassessable, have been issued in full compliance with all applicable securities laws and other applicable legal requirements, and are owned by the Company, whether directly or indirectly, free and clear of all encumbrances. None of the shares of Subsidiary Stock was issued in violation of any preemptive rights under the Subsidiary's Certificate of Incorporation or bylaws or, to the knowledge of the Company or the Subsidiary, other instruments or agreements.

                  (d) There is no outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Subsidiary, or outstanding security, instrument or obligation that is or may be convertible into or exchangable for any shares of capital stock or other securities of the Subsidiary.

                  (e) Except as set forth in Part 5.5(f) of the Company Disclosure Schedule, the Company has delivered to the Purchaser accurate and complete copies of the Subsidiary's Certificate of Incorporation and bylaws, including all amendments thereto, as presently in effect. All actions taken by the Subsidiary have been duly authorized and no action of the Subsidiary in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Certificate of Incorporation or bylaws.

                  (f) Except as set forth in Part 5.5(g) of the Company Disclosure Schedule, the Subsidiary is not a member of, nor is any part of its business conducted through, any partnership, nor is the Subsidiary a participant in any joint venture or similar arrangement.

                  (g) Except as set forth in Part 5.5(g) of the Company Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in the Subsidiary.

         5.6 Non-Contravention; Consents.

         The execution and delivery of this Agreement and the Transactional Agreements, and the consummation of the Transactions, by the Company will not, directly or indirectly (with or without notice or lapse of time):

                  (a) contravene, conflict with or result in a violation of (i) the Company's Certificate of Incorporation or bylaws, or (ii) any resolution adopted by the Company Board or any committee thereof or the stockholders of the Company or the Subsidiary;

                  (b) contravene, conflict with or result in a violation of, or give any

Governmental Body or other Person the right to challenge any of the Transactions or to exercise any material remedy or obtain any material relief under, any legal requirement or any Order to which the Company or the Subsidiary or any material assets owned or used by them are subject;

                  (c) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or the Subsidiary or any of their employees or that otherwise relates to the Company's or the Subsidiary's business or to any of the assets owned or used by the Company or the Subsidiary;

                  (d) contravene, conflict with or result in a material violation or material breach of, or material default under, any Company Contract;

                  (e) except as set forth in Part 5.6(f) of the Company Disclosure Schedule, give any Person the right to any payment by the Company or the Subsidiary or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Company or the Subsidiary in favor of any Person, in any such case as a result of the change in control of the Company or otherwise resulting from the Transactions; or

                  (f) result in the imposition or creation of any material encumbrance upon or with respect to any asset owned or used by the Company or the Subsidiary.

         Except as set forth in Part 5.6 of the Company Disclosure Schedule, neither the Company nor the Subsidiary will be required to make any filing with or give any notice to, or obtain any Consent from, any Person or Governmental Body in connection with the execution and delivery of this Agreement and the Transactional Agreements or the consummation or performance of any of the Transactions.

         5.7 Intellectual Property.

                  (a) Part 5.7 of the Company Disclosure Schedule sets forth a complete list, in all material respects, of all patents, trademarks, copyrights, trade names and service marks, and any registrations and applications for registrations thereof owned by the Company or the Subsidiary (together with all other material Proprietary Assets owned by the Company or the subsidiary, "Owned Proprietary Assets"). Part 5.7 of the Company Disclosure Schedule also sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Company or the Subsidiary is a party in connection with any Proprietary Assets (excluding object code, end-user or shrink wrap licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("Licensed

Proprietary Assets" and, together with Owned Proprietary Assets, "Company Proprietary Assets"). The Company and the Subsidiary are not in breach of or default under any of the Licensed Proprietary Assets that are material to the Company or its Business. Except as set forth in Part 5.7 of the Company Disclosure Schedule and except for any consents to transfer required under any of the Licensed Proprietary Assets, the execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby,
(i) will not cause the Company or the Subsidiary to be in material violation or default under any of the Licensed Proprietary Assets, (ii) will not entitle any other party to any material Licensed Proprietary Assets to terminate or modify any of the Licensed Proprietary Assets or (iii) will not require the Company or to the Subsidiary to repay any funds already received by it from a third party.

                  (b) Except as set forth in Part 5.7 of the Company Disclosure Schedule, the Company or the Subsidiary is the sole and exclusive owner or licensee of (free and clear of any liens or encumbrances), the Company Proprietary Assets, and has proper rights to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Proprietary Assets are being used.

                  (c) Except as set forth in Part 5.7 of the Company Disclosure Schedule, no claims with respect to the Company Proprietary Assets have been asserted expressly or, to the knowledge of the Company, are threatened by any person nor, to the knowledge of the Company, are there any valid grounds for any bona fide claims: (i) to the effect that the sale, licensing or use of any of the products of the Company or the Subsidiary as now sold, licensed or used by the Company or the Subsidiary or that the use of the Company Proprietary Assets infringes on any third party's Proprietary Assets; (ii) against the use by the Company or the Subsidiary of the Company Proprietary Assets as used in the Company's business as currently conducted; or (iii) challenging the ownership by the Company or the Subsidiary, validity or enforceability of any of the Company Proprietary Assets.

                  (d) To the knowledge of the Company, there is and has been no material unauthorized use, infringement or misappropriation of any of the Company Proprietary Assets by any third party, including any employee or former employee of the Company or the Subsidiary.

                  (e) To the knowledge of the Company, none of the Company Proprietary Assets or products or services of the Company or the Subsidiary is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or the Subsidiary.

                  (f) Neither the Company nor the Subsidiary has entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

                  (g) The Proprietary Assets set forth on Part 5.7 of the
Company

Disclosure Schedule include all of the Proprietary Assets material to the operation of the business of Company or the Subsidiary in a manner consistent with current practice.

                  (h) With respect to all computer software material to the operation of the Business: (1) the software is free of all viruses, worms, trojan horses and other material known contaminants; (2) the software does not contain any bugs, errors, or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems; (3) the Company and the Subsidiary have obtained all approvals necessary for exporting the software outside the United States and importing the software into any country in which the software is now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect; and (4) no rights in the software have been transferred to any third party except to the customers of the Company or the Subsidiary to whom the Company or the Subsidiary has licensed the software in the ordinary course of business.

                  (i) To the best of the Company's knowledge, the Company has complied with Section 5(a) of the Federal Commission Act.

         5.8 Proceedings; Orders.

                  (a) Except as described in reasonable detail in Part 5.8 of the Company Disclosure Schedule, there is no pending Proceeding, and, to the Company's knowledge, no Person has threatened to commence any Proceeding:

                           (i) that involves the Company or the Subsidiary or
that otherwise relates to or might affect the Company's or the Subsidiary's business or any of the material assets owned or used by the Company or the Subsidiary (whether or not the Company or the Subsidiary is named as a party thereto); or

                           (ii) that challenges, or that may have the effect of
preventing, delaying, making illegal or otherwise interfering with, any of the Transactions or the Company's ability to comply with or perform its obligations and covenants under the Transactional Agreements, and, to the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

                  (b) The Company has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials to which the Company has access that relate to the Proceedings identified in Part
5.8 of the Company Disclosure Schedule, if any. None of the matters set forth in
Part 5.8 of the Company Disclosure Schedule has had or is reasonably likely to have a material adverse effect on the Company or the Subsidiary.

                  (c) There is no Order to which the Company or the Subsidiary, or any of the assets owned or used by the Company or the Subsidiary, is subject nor are there any such Orders threatened which are reasonably likely to be imposed by any Governmental Body.

                  (d) To the Company's knowledge, no officer or employee of the Company or the Subsidiary is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

         5.9 Financial Statements.

                  (a) The Company has delivered to the Purchaser the following financial statements and notes (collectively, the "Financial Statements"), which are attached as Part 5.9 of the Company Disclosure Schedule:

                           (i) the unaudited consolidated balance sheet of the
Company as of December 31, 1998, and the related unaudited statements of operations, changes in shareholder's equity and cash flows of the Company and the Subsidiary for the period ended December 31, 1998, together with the notes thereto;

                           (ii) the unaudited consolidated balance sheet of the
Company as of January 31, 1999 (the "Unaudited Interim Balance Sheet"), and the related unaudited statements of operations of the Company for the one (1) month then ended.

                  (b) All the Financial Statements are accurate and complete in all material respects, and the dollar amount of each line item included in the Financial Statements is accurate in all material respects. The Financial Statements are in accordance with the books and records of the Company and the Subsidiary and present fairly the consolidated financial position of the Company and the Subsidiary as of the respective dates thereof and the results of operations of the Company and the Subsidiary, changes in shareholder's equity and cash flows for the periods covered thereby. The Financial Statements have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods covered, except that there have been no year end adjustments or footnote disclosure.

                  (c) Neither the Company nor the Subsidiary has, and as of the Closing Date will not have, any Liabilities in excess of $50,000, individually or in the aggregate, except for Liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet.

         5.10 Title to Assets.

                  (a) The Company and the Subsidiary own, and have good, valid and marketable title to, all assets purported to be owned by them, free and clear of any material encumbrances, except liens for current taxes and assessments not delinquent.

                  (b) Part 5.10(b) of the Company Disclosure Schedule identifies all equipment, furniture, fixtures, improvements and other tangible assets owned by the Company or the Subsidiary with a value over Twenty Five Thousand Dollars ($25,000).

                  (c) Each asset identified in Part 5.10(b) of the Company Disclosure Schedule:

                           (i) is free of material defects and deficiencies and
in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted); and

                           (ii) is adequate for the uses to which it is being
put.

                  (d) Neither the Company nor the Subsidiary own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 5.10(d) of the Company Disclosure Schedule (the "Leased Premises"). Part 5.10(d) of the Company Disclosure Schedule contains a true, complete and correct list of the street address to each parcel of Leased Premises. The Company has made available to Purchaser true, complete and correct copies of each lease or sublease for each parcel of Leased Premises listed in Part 5.10(d) of the Company Disclosure Schedule (including, without limitation, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates). The Company and the Subsidiary enjoy peaceful and undisturbed possession of such premises.

                  (e) Part 5.10(e) of the Company Disclosure Schedule identifies all assets that are leased or licensed to the Company or the Subsidiary that have a value in excess of $25,000. All leases pursuant to which the Company or the Subsidiary leases real or personal property are in good standing and are valid and effective in accordance with their respective terms and, to the knowledge of the Company, there exists no default thereunder.

         5.11 Contracts.

                  (a) Part 5.11 of the Company Disclosure Schedule identifies each of the following contracts, agreements and commitments (including the leases listed on Part 5.10 of the Company Disclosure Schedule, the "Company Contracts"):

                           (i) each contract, agreement, invoice, purchase order
and other arrangement for the purchase of inventory, other materials or personal property with any supplier or for the furnishing of services to the Company or the Subsidiary or otherwise related to the Business under the terms of which the Company or the Subsidiary could reasonably be expected to pay or otherwise give consideration of more than $25,000 in the aggregate during the calendar year ending December 31, 1999 or $25,000 over the remaining term of such contract, and which cannot be canceled by the Company or the Subsidiary without penalty or further payment and without more than 30 days' notice;

                           (ii) each contract, agreement, invoice, sales order
and other arrangement for the sale of inventory or other personal property or for the furnishing of services by the Company or the Subsidiary or otherwise related to the Business under the terms of which the Company or the Subsidiary could reasonably be expected to receive consideration of more than $25,000 in the aggregate during the calendar year ending December 31, 1999 or $25,000 over the remaining term of the contract, and which cannot be canceled by the Company or the Subsidiary without penalty or further payment and without more than 30 days' notice;

                           (iii) each material broker, distributor, dealer,
manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contract, agreement or commitment;

                           (iv) each contract, agreement or commitment with any
present or former employee, independent contractor or consultant;

                           (v) each contract, agreement or commitment relating
to Indebtedness of the Company or the Subsidiary;

                           (vi) each contract, agreement or commitment with any
Governmental Body;

                           (vii) each contract, agreement or commitment limiting
or purporting to limit the ability of the Company, the Subsidiary, the Business or any successor thereto to compete in any line of business or with any person or in any geographic area or during any period of time;

                           (viii) each contract, agreement or commitment
providing for benefits under any Plan;

                           (ix) each contract, agreement or commitment that
materially limits or restricts, or could reasonably be expected to materially limit and restrict, the ability of the Company or the Subsidiary or, immediately after the Effective Time, Purchaser or any subsidiary thereof, to use, modify, display, reproduce, distribute, license, sell or provide the Company's or the Subsidiary's products or services;

                           (x) each material contract relating to content
delivery or linking of web pages; and

                           (xi) each contract, agreement or commitment, whether
or not made in the ordinary course of business, which is material to the Company or the Subsidiary or the conduct of the Business or the absence of which could reasonably be expected to have a material adverse effect.

         The Company has delivered to the Purchaser accurate and complete copies of all Company Contracts identified in Part 5.11 of the Company Disclosure Schedule, including all amendments thereto.

                  (b) Each Company Contract, to the extent material to the Company and its Business, is currently valid and in full force and effect, and is enforceable by the Company or the Subsidiary in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

                  (c) Except as set forth on Part 5.11(b) of the Company Disclosure Schedule, each Company Contract and Subsidiary Contract, upon consummation of the transactions contemplated by this Agreement, each Company Contract shall continue in full force and effect without penalty or other adverse consequence.

                  (d) Neither the Company nor the Subsidiary is in material default under any Company Contract, and, to the knowledge of the Company, (i) no Person has materially violated or breached, or declared or committed any material default under, any Company Contract and (ii) the Company and the Subsidiary have not waived any of its rights under any Company Contract.

                  (e) (i) Neither the Company nor the Subsidiary has ever guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person and (ii) neither the Company nor the Subsidiary has ever been a party to or bound by any joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract.

                  (f) No Person is renegotiating any amount paid or payable to the Company or the Subsidiary under any Company Contract or any other material term or provision of any Company Contract.

                  (g) No party to any Company Contract has notified the Company or the Subsidiary to the effect that the Company or the Subsidiary has failed to perform a material obligation thereunder.

         5.12 Employees.

                  (a) Part 5.12(a) of the Company Disclosure Schedule contains a list of all employees of the Company as of the date of this Agreement. The Company has delivered to the Purchaser a true and complete list of the name, title, position or job function, location of employment, salary, bonus, vested deferred compensation or pension benefit, accrued vacation and severance benefit, paid or payable, in cash or otherwise, of each current employee, officer, director, consultant or agent of the Company whose annual compensation exceeded in 1998, or in 1999 is expected to exceed, $75,000 of the Company as of the date of this Agreement.

                  (b) Part 5.12(b) of the Company Disclosure Schedule contains a list of individuals who are currently performing services for the Company business and are classified as "consultants" or "independent contractors." The Company has delivered to the Purchaser copies of each agreement to which it is a party with any such consultant or independent contractor pursuant to which the Company is obligated to pay such consultant or independent contractor in excess of $15,000 annually or that cannot be terminated by the Company on less than 30 days' notice without any material cost to the Company. No condition or set of circumstances exists pursuant to which any such consultant or independent contractor could be reclassified as an employee of the Company for federal income tax purposes.

                  (c) The Subsidiary has no employees, consultants or independent contractors.

                  (d) The Company has no collective bargaining agreements or union contracts with any of its employees. To the knowledge of the Company, there is no labor union organizing activity pending or threatened with respect to the Company. The employment of each of the Company's employees is terminable by the Company at will; and no employee has any agreement or contract, written or verbal, regarding his or her employment.

                  (e) To the knowledge of the Company, (i) no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any material term of any employment or consulting contract, proprietary information agreement, non-competition covenant or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company, and (ii) the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice (written or otherwise) alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. No officer or key employee, or any group of employees, has given written notice to the Company of his, her or their intent to terminate his, her or their employment with the Company.

         5.13 Compliance with Legal Requirements.

                  (a) The Company and the Subsidiary are in compliance with each legal requirement that is applicable to them or to the conduct of their business or the ownership or use of any of their assets.

                  (b) Neither the Company nor the Subsidiary has received, at any time, any notice from any Governmental Body or any other Person regarding
(i) any actual, alleged, possible or potential violation of, or failure to comply with, any legal requirement by the Company, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

         5.14 Governmental Authorizations.

                  (a) Part 5.14 of the Company Disclosure Schedule identifies each Governmental Authorization held by the Company or the Subsidiary. The Company has delivered to the Purchaser accurate and complete copies of all such Governmental Authorizations, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 5.14 of the Company Disclosure Schedule is, in all material respects, valid and in full force and effect.

                  (b) To the knowledge of the Company, the Governmental Authorizations identified in Part 5.14 of the Company Disclosure Schedule constitute all the material Governmental Authorizations necessary (i) to enable the Company to conduct its business in the manner in which its business is currently being conducted, and (ii) to permit the Company to own and use its assets in the manner in which they are currently owned and used.

         5.15 Tax Matters.

                  (a) Except to the extent set forth in Part 5.15 of the Company Disclosure Schedule, each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company (whether pursuant to any Tax Return or otherwise) for periods ending on or before the Closing Date has been duly paid in full on a timely basis, except to the extent being contemplated by the Company or the Subsidiary through appropriate proceedings. Any Tax required to have been withheld or collected by the Company or the Subsidiary for periods ending on or before the Closing Date has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

                  (b) Part 5.15 of the Company Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of the Company or the Subsidiary with any Governmental Body with respect to any taxable period ending after the date hereof and on or before the Closing Date ("Returns"). All Returns (i) have been, or will be, filed when due, and (ii) have been, or will be when filed, accurately and completely prepared pursuant to applicable law. All amounts shown on the Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with the Returns on or before the Closing Date, have been paid on or before the Closing Date. The Company has delivered to the Purchaser copies of all Returns filed for the fiscal periods ended December 31, 1997 and December 31, 1998.

                  (c) The Company's and the Subsidiary's liability for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Financial Statements. The Company will establish, in the Ordinary Course of Business, reserves adequate for the payment of all Taxes of the Company and the Subsidiary for the period from December 31, 1998 through the Closing Date, and the Company will disclose the dollar amount of such reserves to the Purchaser on or prior to the Closing Date.

                  (d) Part 5.15 of the Company Disclosure Schedule identifies each examination or audit of any Return that has been conducted by any Governmental Body for the fiscal periods ended December 31, 1997 and December 31, 1998. The Company has delivered to the Purchaser copies of all audit reports and similar documents (to which the Company or the Subsidiary has access) relating to Returns. No extension or waiver of the limitation period applicable to any of the Returns has been granted (by the Company, the Subsidiary or any other Person), and no such extension or waiver has been requested from the Company or the Subsidiary.

                  (e) No claim or other Proceeding is pending or has been threatened in writing against or with respect to the Company or the Subsidiary in respect of any Tax. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Neither the Company nor the Subsidiary has been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. Neither the Company nor the Subsidiary is liable for Taxes incurred by any individual, trust, corporation, partnership or any other Entity either as a transferee, pursuant to Treasury Regulations Section
1.1502 6 (or any successor provision), or any similar provision of state or local Tax law.

                  (f) Neither the Company nor the Subsidiary is party to any agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to
Section 280G (without regard to Section 280G(b)(4)) or Section 162(m) of the Code. Except as set forth in Part 5.14 of the Company Disclosure Schedule, neither the Company nor the Subsidiary is, and has been, a party to or bound by any tax indemnity agreement, tax-sharing agreement or tax allocation agreement.

                  (g) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (h) Neither the Company nor the Subsidiary has net operating losses or other tax attributes presently subject to limitation under Code
Section 382, 383 or 384, or the federal consolidated return regulations.

                  (i) For purposes of the Selling Stockholders' indemnification pursuant to Section 11.2, the representations in this Section 5.15 shall be deemed to have been made with no exception for items disclosed on Part 5.15 of the Company Disclosure Schedule or otherwise.

         5.16 Securities Laws Compliance; Registration Rights.

         The Company and the Subsidiaries has complied with all federal and state securities laws in connection with all offers and sales of securities issued by the Company or the Subsidiary prior to the date of this Agreement. Neither the Company nor the Subsidiary has heretofore granted any other purchaser of its securities the right to require the Company to register any securities under the Securities Act or to qualify for any exemption thereunder.

         5.17 Finders and Brokers; Fees.

                  (a) Except as set forth in Part 5.17 of the Company Disclosure Schedule (which obligations which will remain the exclusive obligations of the Principal Stockholders), neither the Company, the Subsidiary nor any person acting on behalf of the Company has engaged any finder, broker, investment bank, intermediary or any similar person in connection with the Transactions.

                  (b) Neither the Company nor the Subsidiary has entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Transactions are consummated.

         5.18 Environmental Compliance.

         The Company and the Subsidiary are, and have been, at all times in compliance in all material respects with all Environmental Laws.

         5.19 Insurance.

                  (a) Part 5.19 of the Company Disclosure Schedule sets forth each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Company or the Subsidiary.

                  (b) The Company has delivered to the Purchaser copies of all of the insurance policies identified in Part 5.19 of the Company Disclosure Schedule (including all renewals thereof and endorsements thereto) and binders relating thereto.

                  (c) Each of the policies identified in Part 5.19 of the Company Disclosure Schedule is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect. Neither the Company nor the Subsidiary is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute a material breach or default or permit termination or modification, under the policy. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete in all material respects, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.

                  (d) There is no pending claim under or based upon any of the policies identified in Part 5.19 of the Company Disclosure Schedule, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

                  (e) Neither the Company nor the Subsidiary has received:

                           (i) any written notice regarding the actual or
possible cancellation or invalidation of any of the policies identified in Part
5.19 of the Company Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; or

                           (ii) any written notice regarding any actual or
possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Part 5.19 of the Company Disclosure Schedule.

         5.20 Related Party Transactions.

                  (a) No Related Party has, and no Related Party has at any time since December 31, 1998, had, any direct or indirect material interest of any nature in any material asset of the Company or any Company Contract.

                  (b) No Related Party is, or has at any time since December 31, 1998, been, indebted to the Company or the Subsidiary for an amount, individually or in the aggregate, in excess of Twenty Five Thousand Dollars ($25,000).

                  (c) Since December 31, 1998, no Related Party has entered into, or has had any direct or indirect material financial interest in, any Company Contract transaction or business dealing of any nature involving the Company or the Subsidiary.

                  (d) No Related Party is competing, or has at any time since December 31, 1998, competed, directly or indirectly, with the Company or the Subsidiary in any market served by the Company or the Subsidiary.

         5.21 Absence of Changes.

         Since December 31, 1998:

                  (a) there has not been any material adverse change in the Company's business, assets, liabilities, operations or prospects (or in any aspect or portion thereof), and, to the knowledge of the Company or the Subsidiary, no event has occurred that is likely to have a material adverse effect on the Company's business, assets, liabilities, operations or prospects (or on any aspect or portion thereof);

                  (b) neither the Company nor the Subsidiary has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock;

                  (c) neither the Company nor the Subsidiary has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                  (d) neither the Company nor the Subsidiary has made any capital expenditure in excess of $50,000 individually or $300,000 in the aggregate;

                  (e) neither the Company nor the Subsidiary has pledged or hypothecated any of its material assets or otherwise permitted any of its material assets to become subject to any encumbrance;

                  (f) neither the Company nor the Subsidiary has made any loan to, guaranteed any indebtedness of or otherwise incurred any indebtedness on behalf of any person in excess of $25,000;

                  (g) neither the Company nor the Subsidiary has failed to pay or otherwise discharge when due any liability in excess of $25,000;

                  (h) there has been no resignation or termination of employment of any officer or Key Employee of the Company;

                  (i) there has been no borrowing or agreement to borrow by the Company or the Subsidiary, or material change in the contingent obligations of the Company or the Subsidiary, by way of guaranty, endorsement, indemnity, warranty or otherwise or grant of a mortgage or security interest in any property of the Company or the Subsidiary,;

                  (j) neither the Company nor the Subsidiary has discharged any encumbrance or discharged, paid or forgiven any indebtedness or other Liability in excess of $25,000, individually or in the aggregate, except for accounts payable that (i) are reflected as current liabilities in the "liabilities" column of the Unaudited Interim Balance Sheet or have been incurred by the Company since the date of the Unaudited Interim Balance Sheet in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

                  (k) neither the Company nor the Subsidiary has forgiven any material debt or otherwise released or waived any right or claim;

                  (l) neither the Company nor the Subsidiary has changed any of its methods of accounting or accounting practices in any material respect;

                  (m) neither the Company nor the Subsidiary has received notice that there has been a loss of, or cancellation of a material order by, any customer of the Company;

                  (n) neither the Company nor the Subsidiary has agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses (c) through (m) above;

                  (o) made any material changes in its customary methods of operations or the customary methods of operations of the Business, including, without limitation, practices and policies relating to research and development, licensing, purchasing, inventories, marketing, selling and pricing;

                  (p) sold, transferred, leased, subleased, licensed, sublicensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible property), other than the sale of inventories or advertisement space in the ordinary course of business consistent with past practice;

                  (q) except as listing on Part 5.21(q), neither the Company nor the Subsidiary has issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, the Company or the Subsidiary;

                  (r) entered into any agreement, arrangement or transaction with, or made any commitments or promises to, any of its directors, officers, employees, stockholders or affiliates, or with any relative, beneficiary, spouse or affiliate of any such person;

                  (s) granted or announced any increase in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by it to any of its employees, including, without limitation, any increase or change pursuant to any Plan or established or increased or promised to increase any benefits under any Plan, in either case, except as required by Law or any collective bargaining agreement;

                  (t) written down or written up (or failed to write down or write up in accordance with U.S. GAAP) the value of any inventories, receivables or revalued any of its assets;

                  (u) amended, terminated, canceled or compromised any material claims or waived any other rights of substantial value to the Company or the Subsidiary;

                  (v) failed to maintain the material assets owned by the Company or the

Subsidiary in accordance with good business practice and in good operating condition and repair;

                  (w) made any express or deemed election or settled or compromised any liability, with respect to Taxes; and

                  (x) suffered any damage, destruction or loss with respect to any of the assets of the Company or the Subsidiary which in the aggregate have a replacement cost of more than $100,000, whether or not any such damage, destruction or loss shall have been covered by insurance.

5.22    The Principal Stockholders

                  Each Principal Stockholder represents and warrants as follows:

                  (a) The Principal Stockholder owns, beneficially and of record, that number of shares of Common Stock and Options specified opposite the Principal Stockholder's name on Schedule IA attached hereto, free and clear of any encumbrances. The Principal Stockholder has delivered to the Purchaser copies of the stock certificate(s) evidencing the Stock.

                  (b) The Principal Stockholder has the absolute and unrestricted right, power and authority to enter into and to perform his respective obligations under this Agreement and the other Transactional Agreements to which he is contemplated to be a party. This Agreement and the other Transactional Agreements constitute, or upon execution and delivery will constitute, the legal, valid and binding obligations of the Principal Stockholder, enforceable against him in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

                  (c) To the knowledge of the Principal Stockholder, the execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Transactions, by the Principal Stockholder will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which the Principal Stockholder is subject.

                  (d) The Principal Stockholder is not a party to, nor is there pending any Proceeding, and, to the knowledge of the Principal Stockholder, no Person has threatened to commence any Proceeding, that challenges, or that is reasonably likely to have the effect of preventing, delaying or making illegal, any of the Transactions or the

Principal Stockholder's ability to comply with or perform his obligations and covenants under the Transactional Agreements; and, to the knowledge of the Principal Stockholder, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

                  (e) The Principal Stockholder is not subject to any Order that relates to the Company's business or to any of the assets owned or used by the Company.

                  (f) To the knowledge of the Principal Stockholder, there is no proposed Order that, if issued or otherwise put into effect, may have a material adverse effect on the ability of the Principal Stockholder to comply with or perform any covenant or obligation under this Agreement and the other Transactional Agreements.

                  (g) To the knowledge of the Principal Stockholder, no Governmental Body has proposed any legal requirement (other than any legal requirement that would be applicable generally to the Internet connectivity industry) that, if adopted or otherwise put into effect, may adversely affect his ability to comply with or perform any of his covenants or obligations under this Agreement and the other Transactional Agreements.

                  (h) Except for BancBoston Robertson Stephens, neither the Principal Stockholder nor any person acting on his behalf has negotiated with any finder, broker, intermediary or any similar person in connection with the transactions contemplated herein. The Principal Stockholder will indemnify the Purchaser, the Company and Merger Sub and hold them harmless from any liability or expense arising from any claim for brokerage commissions, finder's fees or other similar compensation based upon any agreement, arrangement or understanding made by or on behalf of the Principal Stockholder or the Company.

                  (i) All information regarding the Principal Stockholder that such Principal Stockholder has furnished to the Purchaser or any of its representatives is accurate and complete in all material respects.

                  (j) The Principal Stockholder has the capacity and financial capability to comply with and perform all his covenants and obligations under this Agreement and each of the other Transactional Agreements. The Gross Merger Consideration represents reasonably equivalent value for the Stock.

         5.23 Powers of Attorney.

         Neither the Company nor the Subsidiary has given a power of attorney to any Person.

         5.24 Benefit Plans; ERISA.

                  (a) Part 5.24 of the Company Disclosure Schedule lists (i) all "employee benefit plans" within the meaning of Section 3(3) of ERISA, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company, the Subsidiary or Member of the Controlled Group, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which the Company or the Subsidiary maintains, contributes to or has any obligation to or liability for (collectively, the "Plans").

                  (b) None of the Plans is a Defined Benefit Plan, and neither the Company, the Subsidiary nor, to the knowledge of the Company, any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan that could reasonably be expected to result in a material amount of liability under Title IV of ERISA.

                  (c) None of the Plans is a Multiemployer Plan, and neither the Company, the Subsidiary nor, to the knowledge of the Company, any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan that could reasonably be expected to result in a material amount of liability under Title IV of ERISA.

                  (d) Neither the Company nor the Subsidiary maintains or contributes to any welfare benefit plan which provides or promises health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

                  (e) Each Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA, complies in all material respects by its terms and in operation with the requirements provided by ERISA and the Code.

                  (f) To the knowledge of the Company, all reports, forms and other documents required to be filed with any government entity with respect to any Plan (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and are accurate.

                  (g) Each Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter issued by the Internal Revenue Service. To the Company's knowledge, nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Plan.

                  (h) All contributions owed for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) under any Plan have been or will be made prior to the Closing Date by the Company.

                  (i) To the knowledge of the Company, with respect to each
Plan:

                           (i) no prohibited transactions (as defined in Section
406 or 407 of ERISA or Section 4975 of the Code) have occurred for which an exemption is not available that could reasonably be expected to result in a material amount of liability to the Company or the Subsidiary;

                           (ii) no actions or claims (other than routine claims
for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, threatened or imminent, against or with respect to the Plan, any employer who is participating (or who has participated) in the Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan that could reasonably be expected to result in a material amount of liability to the Company or the Subsidiary and no facts exist which could give rise to any such action or claim; and

                           (iii) except as set forth in Part 5.24(i)(iii) of the
Company Disclosure Schedule, the Plan provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current or former employees or any beneficiary may be amended or terminated by the Company at any time without a material amount of liability.

                  (j) None of the Company, the Subsidiary or any Member of the Controlled Group has any Plan-related liability or, to the knowledge of the Company, is threatened with such liability (whether joint or several) (i) for any excise tax imposed by Section 4971, 4975, 4976, 4977 or 4979 of the Code, or
(ii) for a fine under Section 502 of ERISA, which excise tax or fine could reasonably be expected to result in a material amount of liability to the Company or the Subsidiary.

                  (k) To the knowledge of the Company, all the "group health plans" (as defined in Section 607(1) or 733(a)(1) of ERISA or Section 4980B(g)(2) of the Code) that are part of the Plans listed in the Company Disclosure Schedule are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

                  (l) Copies of all documents creating or evidencing any Plan and all reports, forms and other documents required to be filed with any governmental entity (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA), have been delivered or made available to Purchaser. To the knowledge of the Company, there are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by any Plan.

                  (m) All expenses and liabilities relating to contributions required by law and by the terms of the Plans described in the Company Disclosure Schedule have been, and on the Closing Date will be, fully and properly accrued on the Company's books and records and disclosed in accordance with GAAP, or other generally accepted accounting principles.

         5.25 Full Disclosure.

         Neither this Agreement (including all Schedules and Exhibits hereto), nor any of the Transactional Agreements, contains or will contain any untrue statement of material fact; and none of such documents omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein when read collectively not misleading.

         5.26 Board of Directors; Stockholder Approval

                  The Board of Directors of the Company, by unanimous written consent or at a meeting duly called and held, has by unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved the Merger and this Agreement in accordance with the terms of the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to the Selling Stockholders for their approval and resolved to recommend that the Selling Stockholders approve the Merger, this Agreement and the transactions contemplated hereby.

                  The only actions by the stockholders of the Company required to approve the Merger, this Agreement and the transactions contemplated hereby is the affirmative vote, or consent or consents in writing, of (i) the holders of a majority of the outstanding shares of the Stock and (ii) the holders of a majority of the outstanding shares of the Series B Preferred Stock, Series C Preferred Stock and the Series D Preferred Stock, voting together as a single class. The Principal Stockholders, as a group, hold the requisite number of shares of Stock to approve, by written consent, the Merger, this Agreement and the transactions contemplated hereby.

         5.27 Customers

         No single customer of the Company accounted for more than 5% of the gross revenue of the Company in the quarter ended December 31, 1998 and the ten most significant customers of the Company (by revenue) did not, as a group, account for more than 20% of the gross revenue of the Company in the quarter ended December 31, 1998. Since inception of the Company, more than 200,000 customers have purchased products using the Company's service.

         5.28 Click/Conversion Rate Data

         True and complete copies of (i) conversion rate data for the Company by month since the later of the inception of each contract or the formation of the Company through January 31, 1999 (the "Conversion Rate Data"), (ii) click-thru rate data for the Company by month (and, in the case of the contracts with CNET and ZDNet, by type of link) since the later of the inception of each contract or the formation of the Company through January 31, 1999 (the "Click-thru Rate Data") and (ii) a description of the assumptions and methodologies used in preparing the Conversion Rate Data and the Click-thru Rate Data (the "Methodologies") have been delivered by the Company to the Purchaser. The Conversion Rate Data and the Click-thru Rate Data were prepared on the basis of the Methodologies, which represent a reasonable basis for such preparation, in accordance with the operating records of the Company and are in all material respects complete and correct.

6. Representations and Warranties of the Purchaser and Merger Sub.

         Except as specifically set forth in the disclosure schedule provided by Purchaser and Merger Sub and attached hereto (the "Purchaser Disclosure Schedule"), the parts of which are numbered to correspond to the Section number of this Agreement, the Purchaser and Merger Sub hereby represent and warrant to the Principal Stockholders as follows:

         6.1 Organization, Good Standing, Authority; Binding Nature of
Agreement.

                  (a) The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the failure to be so qualified could materially adversely affect the Purchaser, its business, prospects or financial condition. The Purchaser has all requisite corporate power and authority to own and operate its properties and assets, to carry out its business as currently conducted, to execute and deliver this Agreement and the Transactional Agreements and to carry out the provisions hereof and thereof. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the failure to be so qualified could materially adversely affect the Purchaser, its business, prospects or financial condition and has all requisite corporate power and authority to execute and deliver this Agreement and the Transactional Agreements and to carry out the provisions hereof and thereof.

         6.2 Purchaser Stock.

         The Purchaser Stock to be issued to the Selling Stockholders, when issued in connection with this Agreement and the Transactional Agreements, will be duly authorized, validly issued, fully paid and nonassessable.

         6.3 Authority; Binding Nature of Agreements.

         Each of the Purchaser and Merger Sub has the corporate power and authority to enter into and to perform its obligations under this Agreement and the Transactional Agreements and the execution, delivery and performance by the Purchaser and Merger Sub of this Agreement and the Transactional Agreements have been duly authorized by all necessary action on the part of the Purchaser Board, Merger Sub Board, and the stockholders of Merger Sub. This Agreement and the Transactional Agreements constitute, or upon execution and delivery will constitute, the legal, valid and binding obligations of the Purchaser and Merger Sub, enforceable against the Purchaser and Merger Sub in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

         6.4 Non-Contravention; Consents.

         The execution and delivery of this Agreement and the Transactional Agreements, and the consummation of the Transactions, by the Purchaser and Merger Sub will not, directly or indirectly (with or without notice or lapse of time):

                  (a) contravene, conflict with or result in a violation of (i) the Purchaser's and Merger Sub's Certificate of Incorporation or bylaws, or (ii) any resolution adopted by the Purchaser Board, the Merger Sub Board or any respective committee thereof or the respective stockholders of the Purchaser and Merger Sub;

                  (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which the Purchaser and Merger Sub or any material assets owned or used by it are subject;

                  (c) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Purchaser or Merger Sub or any of their respective employees or that otherwise relates to the Purchaser and Merger Sub's business or to any of the assets owned or used by the Purchaser and Merger Sub;

                  (d) contravene, conflict with or result in a material violation or material breach of, or material default under, any Purchaser Contract;

                  (e) give any Person the right to any payment by the Purchaser or Merger Sub or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Purchaser or Merger Sub in favor of any Person, in any such case as a result of the change in control of Merger Sub or otherwise resulting from the Transactions; or

                  (f) result in the imposition or creation of any material encumbrance upon or with respect to any asset owned or used by the Purchaser and Merger Sub.

         Except as set forth in Part 6.5 of the Purchaser Disclosure Schedule, the Purchaser and Merger Sub will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person or Governmental Body in connection with the execution and delivery of this Agreement and the Transactional Agreements or the consummation or performance of any of the Transactions.

         6.5 Finders and Brokers.

         The Purchaser and Merger Sub will indemnify the Selling Stockholders and the Company and hold them harmless from any liability or expense arising from any claim for brokerage commissions, finder's fees or other similar compensation based upon any agreement, arrangement or understanding made by or on behalf of the Purchaser or Merger Sub.

         6.6 Capitalization.

                  (a) The authorized capital stock of the Purchaser consists of 65,000,000 shares of capital stock, comprised of 50,000,000 shares of common stock, of which 27,485,732 shares are issued and outstanding as of the date of this Agreement, and 15,000,000 shares of preferred stock, none of which are issued and outstanding as of the date of this Agreement. No other shares of capital stock are authorized, issued or outstanding. All issued and outstanding shares of the Purchaser's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in full compliance with all applicable securities laws and other applicable legal requirements. 55,999 shares of Purchaser Stock are reserved for issuance upon the exercise of options issued upon the Purchaser's 1998 Stock Option Plan (the "Purchaser Option Plan") and 3,448,745 shares of Purchaser Stock are issuable upon conversion of the 7 1/4% Convertible Subordinated Notes Due December 1, 2003.

                  (b) Except as set forth on Part 6.6 of the Purchaser Disclosure Schedule, there is no:

                           (i) outstanding subscription, option, call, warrant
or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Purchaser; or

                           (ii) outstanding security instrument or obligation
that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Purchaser.

                  (c) The Purchaser has never repurchased, redeemed or otherwise acquired (or agreed, committed or offered (in writing or otherwise to repurchase, redeem or otherwise reacquire) any shares of capital stock or other securities of the Company, except for employees of the Purchaser pursuant to the terms of the Purchaser Option

Plan.

                  (d) None of the issued and outstanding shares of capital stock of the Purchaser has been issued in violation of any applicable preemptive rights under the Purchaser's Certificate of Incorporation or bylaws or, to the knowledge of the Purchaser, other instruments or agreements.

                  (e) Except as set forth on Part 6.6 of the Purchaser Disclosure Schedule and as contemplated by this Agreement, the Purchaser has not granted to any Person any rights to subscribe for securities of the Purchaser.

                  (f) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding as of the date of this Agreement, and all of which shares are owned beneficially and of record by the Purchaser. All issued and outstanding shares of Merger Sub's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in full compliance with all applicable legal requirements. There are no outstanding options, warrants or other rights to purchase, or securities convertible into or exchangeable for, shares of the capital stock of Merger Sub, and there are no agreements or commitments to which Merger Sub is a party or by which it is bound pursuant to which Merger Sub is or may become obligated to issue additional shares of its capital stock.

         6.7 Reports and Financial Statements; Absence of Certain Changes.

                  (a) The Purchaser has filed all reports required to be filed with the SEC pursuant to the Exchange Act, if any, since its initial public offering on June 22, 1998 (all such reports, including those to be filed prior to the Closing Date, collectively, the "Purchaser SEC Reports"), and has previously furnished or made available to the Company true and complete copies of all the Purchaser SEC Reports filed, if any, with respect to periods beginning after June 22, 1998 (including any exhibits thereto) and will promptly deliver to the Company any Purchaser SEC Reports filed between the date hereof and the Effective Time. All of such Purchaser SEC Reports complied at the time they were filed in all material respects with applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of such Purchaser SEC Reports, as of their respective dates (as amended through the date hereof), contained or, with respect to Purchaser SEC Reports filed after the date hereof, will contain any untrue statement of a material fact or omitted or, with respect to Purchaser SEC Reports filed after the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of the Purchaser included in the Purchaser SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of the Purchaser, (ii) were prepared in accordance with U.S. GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of the Purchaser as of the dates thereof and the results of operations and cash flows (or changes in financial position, for the nine months ended September 30, 1998 and earlier fiscal years) for the periods then ended. The unaudited financial statements included in the Purchaser SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements (i) were prepared from the books and records of the Purchaser, (ii) were prepared in accordance with U.S. GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of the Purchaser as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The foregoing representations and warranties shall also be deemed to be made with respect to all filings made with the SEC on or before the Effective Time.

                  (b) The unaudited financial statements of the Purchaser for the fiscal year ended December 31, 1998 (i) have been provided to the Company on or prior to the date hereof and (ii) were prepared in accordance with U.S. GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and (ii) present fairly the financial position of the Purchaser as of December 31, 1998 and the results of operations and cash flows (or changes in financial condition) for the fiscal year then ended, subject to normal adjustments that would not in the aggregate be material in amount or effect.

                  (c) Except as specifically contemplated by this Agreement or reflected in the Purchaser SEC Reports, since December 31, 1998 there has not been (i) any change or event having a material adverse effect on the Purchaser (provided that changes in the trading price of Purchaser Stock shall not in itself constitute such a change or event with respect to Purchaser), (ii) any declaration setting aside or payment of any dividend or distribution with respect to the common stock of Purchaser other than consistent with past practices, or (iii) any material change in the Purchaser's accounting principles, procedures or methods.

         6.8 Compliance with Applicable Law.

         Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement, the Purchaser holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of the Purchaser is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Purchaser, except to the extent that the failure or violation would not in the aggregate have a material adverse effect.

         6.9 Complete Copies of Requested Reports.

         The Purchaser has delivered or made available (through public sources or directly) true and complete copies of each document that has been reasonably requested by the Company or its counsel in connection with their legal and accounting review of the Purchaser.

         6.10 Intellectual Property.

                  (a) Except as set forth in Part 6.10 of the Purchaser Disclosure Schedule, Purchaser owns or has the right to use all material Proprietary Assets owned by Purchaser or licensed to Purchaser and presently used in connection with the business of Purchaser ("Purchaser Proprietary Assets"). To the knowledge of Purchaser, use of the Purchaser Proprietary Assets in connection with the business of Purchaser does not infringe upon or misappropriate the Proprietary Assets of any third party, and no claim has been asserted to the Purchaser that the use of such Proprietary Assets infringes upon or misappropriates the Proprietary Assets of any third party.

                  (b) Except as set forth in Part 6.10 of the Pur chaser Disclosure Schedule, to the knowledge of Purchaser, Purchaser is entitled to use the Purchaser Proprietary Assets in the continued operation of the business of Purchaser, subject to the terms of any licenses of Purchaser Proprietary Assets. The Purchaser Proprietary Assets have not been adjudged invalid or unenforceable in whole or part, and to the knowledge of Purchaser, are valid and enforceable.

                  (c) To the knowledge of Purchaser, no person is engaging in any activity that infringes upon the Purchaser Proprietary Assets. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Purchaser Proprietary Assets or licenses of Purchaser Proprietary Assets.

                  (d) To the best of the Purchaser's knowledge, the Purchaser has complied with Section 5(a) of the Federal Commission Act.

         6.11 Full Disclosure.

                  (a) Neither this Agreement (including all Schedules and Exhibits hereto) nor any of the Transactional Agreements, contains any untrue statement of material fact; and none of such documents omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein when read collectively not misleading.

                  (b) All of the information set forth in the Information Statement and all other information regarding the Purchaser or Merger Sub and the business, condition, assets, liabilities, operations, financial performance, net income and prospects of either that has been furnished to the Company or any of its representatives by or on behalf of the Purchaser, Merger Sub or any of the Purchaser's representatives, is accurate and complete in all material respects.

                  (c) The Purchaser has delivered or made available through public sources or directly true and complete copies of each document that has been reasonably requested by the Company or its counsel in connection with their legal and accounting review of the Purchaser.

         6.12 Contracts.

                  (a) Except as set forth in Part 6.12 of the Purchaser Disclosure Schedule or as contemplated by this Agreement, no Purchaser Contracts have come into existence since June 22, 1998 that will be required to be filed as exhibits to the Purchaser's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, or the Purchaser's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

                  (b) The Purchaser has previously made available for inspection and copying to the Company complete and correct copies (or, in the case of oral contracts, a complete and correct description) of each Purchaser Contract (and any amendments or supplements thereto) listed on Part 6.12 of the Purchaser Disclosure Schedule. Except as set forth on Part 6.12 of the Purchaser Disclosure Schedule, (i) each Purchaser Contract (including any Purchaser Contract filed with the Purchaser SEC Reports) listed is in full force and effect, (ii) neither the Purchaser nor, to its knowledge, any other party is in material default under any such Purchaser Contract, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a material default, (iii) to the knowledge of the Purchaser, there are no material disputes or disagreements between the Purchaser and any other party with respect to any such Purchaser Contract, and (iv) each other party to each such Purchaser Contract has consented or been given notice (or prior to the Closing Date shall have consented or been given notice), where such consent or the giving of such notice is necessary, sufficient that such Purchaser Contract shall remain in full force and effect following the consummation of the Transactions, without material modification in the rights or obligations of the Purchaser thereunder.

         6.13 S-3 Registrant Status.

         But for the fact that the Purchaser has not been subject to the requirements of Section 12 or 15(d) of the Exchange Act, and consequently has not filed the reports required to be filed thereunder, for a period of at least twelve calendar months immediately preceding the date hereof, the Purchaser believes that as of the date of this Agreement it would be eligible to use Form S-3 for the registration of securities under the Securities Act, and the Purchaser has no reason to believe that it will not become eligible to so use Form S 3 on or immediately after the date that is one year following the initial public offering of the Purchaser.

         6.14 Trading By Affiliates.

         Except as described in the Purchaser SEC Reports, to the knowledge of the Purchaser, no affiliate as defined in the Exchange Act of the Purchaser has purchased or sold shares of the Purchaser's common stock or other securities since the Purchaser's initial public offering.

        6.15 Customers.

         Since inception of the Purchaser, more than 600,000 customers have purchased products using the Purchaser's service.

         6.16 Click/Conversion Rata Data.

         True and complete copies of (i) conversion rate data for the Purchaser by month since the later of the inception of each contract or the formation of the Company through January 31, 1999 (the "Conversion Rate Data"), (ii) click-thru rate data for the Company by month since the later of the inception of each contract or the formation of the Company through January 31, 1999 (the "Click-thru Rate Data") and (ii) a description of the assumptions and methodologies used in preparing the Conversion Rate Data and the Click-thru Rate Data (the "Methodologies") have been delivered by the Purchaser to the Company. The Conversion Rate Data and the Click-thru Rate Data were prepared on the basis of the Methodologies, which represent a reasonable basis for such preparation, in accordance with the operating records of the Purchaser and are in all material respects complete and correct.

7. Pre-Closing Covenants of the Company and the Principal Stockholders.

         7.1 Corporate Proceedings; Stockholder Approval.

         The Principal Stockholders and the Company shall ensure that (i) resolutions (in form satisfactory to the Purchaser) of the Company Board approving or adopting, as applicable, all necessary further action of the Company Board, the Merger, this Agreement, the Transactional Agreements and the Transactions and recommending approval by the Company's stockholders of the Merger, this Agreement, the Transactional Agreements and the Transactions, are passed as necessary pursuant to applicable law, and (ii) the stockholders of the Company, acting by written consent as pursuant to Section 228 of the DGCL (unless otherwise required), take all necessary action to approve or adopt, as applicable, the Merger, the Agreement, the Transactional Agreements and the Transactions. In furtherance, and not in limitation of the foregoing:

                  (a) the Company, acting through the Company Board, shall, in accordance with all applicable legal requirements and its Certificate of Incorporation and Bylaws (i) promptly solicit an action by written consent in lieu of a meeting of stockholders of the Company (or if, required by law, duly call, give notice of, convene and hold a meeting of stockholders of the Company) as soon as practicable a meeting to approve and adopt the Merger, this Agreement, the Transactional Agreements and the Transactions, and (ii) recommend the approval and adoption of the Merger, this Agreement, the Transactional Agreements and the Transactions by the Company's stockholders and allow the Purchaser to include in the Information Statement such recommendation, and take all lawful action to solicit such approval. The Company shall consult with the Purchaser as to the timing and procedures of such consent solicitation (or such meeting); and

                  (b) the Company will use commercially reasonable efforts to cooperate fully with respect to all requests by the Purchaser to facilitate the preparation and mailing of the Information Statement to the Company's stockholders in connection with the consent solicitation (or meeting) described above. The Company shall furnish the Purchaser with all information concerning the Company, its capital stock, the Principal Stockholders, the holders of the Options and other matters, and shall take all other actions, as the Purchaser may reasonably request in connection with the Information Statement. Such information provided by the Company shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading. Whenever the Company obtains any knowledge of any event which should be set forth in an amendment or a supplement to the Information Statement, the Company will promptly inform the Purchaser and will cooperate in mailing to the Principal Stockholders such amendment or supplement.

         7.2 Access and Investigation.

         The Company and the Principal Stockholders shall ensure that, at all times during the Pre-Closing Period:

                  (a) The Company and its representatives provide the Purchaser and its representatives with reasonable access at reasonable times to the Company's premises and assets and to those officers, directors, employees, agents, representatives, accountants and counsel of the Company who have any knowledge relating to the Company and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company;

                  (b) The Company and its representatives provide the Purchaser and its representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Company as the Purchaser may reasonably request in good faith; and

                  (c) The Company and its representatives compile and provide the Purchaser and its representatives with such additional financial, operating and other data and information regarding the Company as the Purchaser may reasonably request in good faith.

         7.3 Operation of Business.

         During the Pre-Closing Period, the Company shall not conduct its business other than in the Ordinary Course of Business and in a manner consistent with the Company's past practice, except as expressly permitted by this Agreement or as agreed to by Purchaser in writing. Without limiting the generality of the foregoing, the Company and the Principal Stockholders shall ensure that

                  (a) the Principal Stockholders do not directly or indirectly sell or otherwise transfer, or offer, agree or commit (in writing or otherwise) to sell or otherwise transfer, any of their Stock or any interest in or right relating to any of their Stock;

                  (b) the Principal Stockholders do not permit, or offer, agree or commit (in writing or otherwise) to permit, any of the Stock to become subject, directly or indirectly, to any encumbrance;

                  (c) the Company uses commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company;

                  (d) the Company keeps in full force all its existing insurance policies;

                  (e) the Company's officers confer regularly with the Purchaser concerning operational matters and otherwise report regularly to the Purchaser concerning the status of the Company's business, condition, assets, liabilities, operations, financial performance and prospects;

                  (f) the Company immediately notifies the Purchaser of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction and of the terms thereof;

                  (g) the Company does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except for repurchases in the Ordinary Course of Business of shares for which the Company has a repurchase right under the Company's 1998 Stock Plan;

                  (h) the Company does not sell or otherwise issue (or grant any warrants, options or other rights to purchase) any shares of capital stock or any other securities, except as specifically provided in Section 9.1(b), except for the Interim Grants and the shares of Series E Preferred Stock issuable to ZDNet under the ZDNet

Agreement;

                  (i) the Company does not amend its Certificate of Incorporation or Bylaws, and does not effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, or enter into any transaction or take any other action of the type referred to in Section 5.20(c) through (n);

                  (j) the Company does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

                  (k) the Company does not make any capital expenditure when added to all other capital expenditures made on behalf of the Company during the Pre Closing Period, do not exceed Fifty Thousand Dollars ($50,000), unless approved in advance in writing by the Purchaser;

                  (l) the Company does not enter into or amend, or permit any of the material assets owned or used by the Company to become bound by, any Contract;

                  (m) the Company does not incur, assume or otherwise become subject to any Liability, except for current liabilities incurred in the Ordinary Course of Business, unless approved in advance in writing by the Purchaser;

                  (n) the Company does not establish or adopt any employee benefit plan (as defined in Section 3(3) of ERISA), does not pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits, equity-based incentive awards or other compensation or remuneration payable to, or enter into any employment, change in control or severance agreement with, any of its directors, officers or employees;

                  (o) the Company does not change any of its methods of accounting or accounting practices in any material respect;

                  (p) the Company does not make any express or deemed Tax election;

                  (q) the Company does not commence any Proceeding;

                  (r) the Company does not sell, transfer, lease, sublease, license, sublicense or otherwise dispose of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible property), other than the sale of inventories in the ordinary course of business consistent with past practice; and

                  (s) the Company or the Stockholders do not disclose any secret or confidential Intellectual Property (except by way of issuance of a patent) or permit to lapse or go abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to or under which the Company has any right, title, interest or license.

         7.4 Filings and Consents.

         The Company and the Principal Stockholders shall ensure that:

                  (a) each filing or notice required to be made or given (pursuant to any applicable legal requirement, Order or Contract, or otherwise) by the Company or the Principal Stockholders in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the filings and notices identified in Part 5.5 of the Company Disclosure Schedule) is made or given as soon as possible after the date of this Agreement;

                  (b) each Consent required to be obtained (pursuant to any applicable legal requirement, Order or Contract, or otherwise) by the Company or the Principal Stockholders in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the Consents identified in Part 5.5 of the Company Disclosure Schedule) is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date and beyond;

                  (c) the Company promptly delivers to the Purchaser a copy of each filing made, each notice given and each Consent obtained by the Company or the Principal Stockholders during the Pre-Closing Period; and

                  (d) during the Pre-Closing Period, the Company and its representatives cooperate with the Purchaser and with the Purchaser's representatives, and prepare and make available such documents and take such other actions as the Purchaser may request in good faith, in connection with any filing, notice or Consent that the Purchaser is required or elects to make, give or obtain.

         7.5 Notification; Updates to Company Disclosure Schedule.

                  (a) During the Pre-Closing Period, the Company and the Principal Stockholders shall promptly notify the Purchaser in writing of:

                           (i) the discovery by the Company or the Principal
Stockholders of any event, condition, fact or circumstance that constitutes a breach of any representation or warranty made by the Company or the Principal Stockholders in this Agreement or in any of the other Transactional Agreements;

                           (ii) any event, condition, fact or circumstance that
may make the timely satisfaction of any of the conditions set forth in Section 4.1, impossible or unlikely; and

                           (iii) all other material developments affecting the
assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company.

                  (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 7.5(a) requires any change in the Disclosure Schedule or Information Statement, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company and the Principal Stockholders shall promptly deliver to the Purchaser an update to the Disclosure Schedule or Information Statement (a "Disclosure Schedule Update") specifying such change; provided, however, that the delivery of such Disclosure Schedule Update shall in no way limit or modify the rights of the Purchaser and Merger Sub under this Agreement and specifically that Purchaser and Merger Sub shall continue to possess the termination and indemnification rights set forth in
Article X and Article XI, respectively, well as have the benefit of the condition to closing set forth in Section 4.1(a) based on the information contained in the original Disclosure Schedule.

         7.6 No Negotiation.

         Neither the Company nor the Principal Stockholders nor any of their respective representatives, nor any of their employees, directors, representatives, affiliates or advisors (including, without limitation, legal, accounting, financial and investment banking advisors) will directly or indirectly on behalf of the Company or the Selling Stockholders:

                  (a) enter into any agreement (or grant any option or right) to sell, transfer or otherwise dispose of the shares of capital stock or the assets of the Company or issue any controlling interest in shares of capital stock of the Company, directly or indirectly, to any person other than options and shares issuable upon exercise of the options in the ordinary course;

                  (b) hold any discussion with any person concerning the Company in connection therewith or provide any information to, any person concerning the Company in connection therewith; or

                  (c) respond to any inquiry made by any person concerning a proposed acquisition of any assets or capital stock of the Company, except to advise such person that the Company has entered into this Agreement. The Company and the Selling Stockholders further agree to advise the Purchaser immediately upon receiving any inquiry from any such person.

         7.7 Best Efforts.

         During the Pre-Closing Period, the Company and the Principal Stockholders shall use their Best Efforts to cause the conditions set forth in Section 4.1 to be satisfied on a timely basis, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties set forth in Section 5 of this Agreement becoming untrue, in any of the conditions of Closing set forth in
Section 4.1 not being satisfied or in the business of the Company becoming materially less valuable.

8. Pre-Closing Covenants of the Purchaser.

         8.1 Corporate Proceedings.

                  (a) The Purchaser shall ensure that resolutions (in form satisfactory to the Purchaser) of the Purchaser Board approving or adopting, as applicable, all necessary further action of the Purchaser Board, this Agreement, the other Transactional Agreements and the Transactions and recommending approval by the Purchaser's stockholders of the Agreement, the other Transactional Agreements and the Transactions, are passed as necessary pursuant to applicable law.

                  (b) Prior to or after the signing of this Agreement, the Purchaser will prepare an Information Statement (the "Information Statement"), subject to Section 7.1(b), and use its Best Efforts to cause the Information Statement and any other disclosure documents deemed appropriate by the Purchaser to be mailed to the Selling Stockholders in connection with obtaining the approval of such Selling Stockholders of the Merger and this Agreement and the other Transactional Agreements to which the Purchaser is a party.

         8.2 Access and Investigation.

         The Purchaser shall ensure that, at all times during the Pre-Closing
Period:

                  (a) the Purchaser and its representatives provide the Company and its representatives with free and complete access at reasonable times to the Purchaser's premises and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Purchaser;

                  (b) the Purchaser and its representatives provide the Company and its representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Purchaser as the Company may request in good faith; and

                  (c) the Purchaser and its representatives compile and provide the Company and its representatives with such additional financial, operating and other data and information regarding the Purchaser as the Company may request in good faith.

         8.3 Filings and Consents.

         The Purchaser shall ensure that:

                  (a) each filing or notice required to be made or given (pursuant to any applicable legal requirement, Order or Contract, or otherwise) by the Purchaser in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions is made or given as soon as possible after the date of this Agreement;

                  (b) each Consent required to be obtained (pursuant to any applicable legal requirement, Order or Contract, or otherwise) by the Purchaser in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

                  (c) the Purchaser promptly delivers to the Purchaser a copy of each filing made, each notice given and each Consent obtained by the Purchaser during the Pre-Closing Period; and

                  (d) during the Pre-Closing Period, the Purchaser and its representatives cooperate with the Company and its representatives, and prepare and make available such documents and take such other actions as the Company may request in good faith, in connection with any filing, notice or Consent that the Company is required or elects to make, give or obtain.

         8.4 Notification.

         During the Pre-Closing Period, the Purchaser shall promptly notify the Company in writing of:

                  (a) the discovery by the Purchaser of any event, condition, fact or circumstance that might constitute a breach of any representation or warranty made by the Purchaser in this Agreement or in any of the other Transactional Agreements;

                  (b) any breach of any covenant or obligation of the Purchaser or the Principal Stockholders; and

                  (c) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 4.2, impossible or unlikely.

         8.5 Best Efforts.

         During the Pre-Closing Period, the Purchaser shall use its Best Efforts to cause the conditions set forth in Section 4.2 to be satisfied on a timely basis, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties set forth in Section 6 of this Agreement becoming untrue or in any of the conditions of closing set forth in Section 4.2 not being satisfied.

9. Other Agreements.

         9.1 Options.

                  (a) Purchaser agrees that as soon as reasonably practicable after the Closing Date, but in no event later than 15 days following the Closing Date, it will cause to be filed one or more registration statements on Form S-8 under the Securities Act, or amendments to its existing registration statements on Form S-8, in order to register the shares of Purchaser Stock issuable upon exercise of the aforesaid converted Options.

                  (b) Anything herein to the contrary notwithstanding, the Company and the Purchaser agree that the Company may grant to the employees of the Company prior to the Closing Date the remaining Options available for grant under the Option Plan in accordance with the schedule provided to the Purchaser pursuant to Section 5.3, it being agreed that such amount shall not exceed 1,149,161 Options (the "Pre-Closing Grants"). The Purchaser and the Company agree that each Pre-Closing Grant Agreement shall, to the extent consistent with the terms of the Option Plan, contain terms that are customarily contained in the stock option award agreements evidencing option grants made by the Purchaser to its employees under the Purchaser Option Plan. Anything in this Section 9.1(b) to the contrary notwithstanding, no Pre-Closing Grant Agreement shall permit exercise prior to the date of vesting. Each Pre-Closing Grant Agreement shall state that the grant of Options thereunder shall be null and void unless prior to the Closing Date the Company receives approval of all Pre-Closing Grants by the Selling Stockholders in the manner contemplated by Section 280G(b)(5) of the Code such that no such Pre-Closing Grant is a "parachute payment" as defined in Section 280G(b)(2) of the Code.

                  (c) With respect to each Option listed on the schedule provided to the Purchaser pursuant to Section 5.3 that was granted by the Company under the Option Plan on February 1, 1999 or February 8, 1999 (each, a "February Grant"), the Company shall take all necessary action so that the portion of each such February Grant which is scheduled to vest on the third anniversary of the applicable date of grant (or, if any such February Grant vests on a monthly basis during the third year following grant, the portion of such February Grant vesting during such third year) will become fully vested and exercisable prior to the Closing Date. Except as provided in this Section 9.1(c), no other adjustments or modifications shall be made to any Options. The acceleration of vesting and exercisability described in this Section 9.1(c) shall be null and void unless prior to the Closing Date the Company receives approval of such acceleration and vesting by the Selling Stockholders in the manner contemplated by Section 280G(b)(5) of the Code such that the acceleration and vesting described in this Section 9.1(c) is not considered a "parachute payment" as defined in Section 280G(b)(2) of the Code.

         9.2 Confidentiality.

         Each of the parties hereto hereby agrees to and reaffirms the terms and provisions of the Mutual Nondisclosure Agreement by and between the Purchaser and the Company.

         9.3 Public Disclosure.

         Unless otherwise required by law (including, without limitation, securities laws) or, as to the Purchaser, by the rules and regulations of the National Association of Securities Dealers, Inc., prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement or any Transactional Agreement shall be made by any party hereto unless approved by the Purchaser and the Company prior to release; provided, that such approval shall not be unreasonably withheld.

         9.4 No Inconsistent Action.

         Neither the Purchaser nor the Company and the Selling Stockholders shall take any action inconsistent with the treatment of the Merger as a reorganization under Section 368(a)(2)(E) of the Code.

         9.5 Voting of Shares; Further Assurances.

                  (a) Each Principal Stockholder, by this Agreement, does hereby constitute and appoint Purchaser, or any nominee of Purchaser, with full power of substitution, during and for the term of this Agreement, as such Principal Stockholder's true and lawful attorney and proxy, for and in such Principal Stockholder's name, place and stead, to vote each of the Principal Stockholder's Stock as such Principal Stockholder's proxy, at every annual, special or adjourned meeting of stockholders of the Company (including, the right to sign such Principal Stockholder's name (as stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require) (i) in favor of the adoption of this Agreement and approval of the Merger and the other transactions contemplated by this Agreement, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger), (iii) in favor of any proposal regarding any matter requiring approval of the Selling Stockholders under Section 9.1 and (iv) in favor of any other matter necessary to effect the consummation of the transactions contemplated by this Agreement.

                  (b) Each Principal Stockholder does hereby waives any right to receive written notice regarding the Merger as provided in the Certificate of Incorporation of the Company.

         9.6 No Inconsistent Agreement.

         Each Principal Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, the Principal Stockholder shall not enter into any voting agreement or grant a proxy or power of attorney with respect to the Stock which is inconsistent with this Agreement.

         9.7 Use of Intellectual Property.

                  (a) The Selling Stockholders acknowledge that from and after the Closing, the name "Buy Direct" and all similar or related names, marks and logos (all of such names, marks and logos being the "Company Names") shall be owned by the Company, that none of the Selling Stockholders nor any of their affiliates will contest the ownership or validity of any rights of Purchaser, Company or any of their respective subsidiaries in or to the Company Names.

                  (b) Except as set forth in Part 9.8 of the Disclosure Schedule, from and after the Closing, none of the Selling Stockholders nor any of its Affiliates shall use any of the Company Proprietary Assets.

         9.8 Tax-Free Reorganization.

         The parties intend that the Merger qualify as a tax-free reorganization under Section 368(a) of the Code. None of the Purchaser, Merger Sub, the Company or the Subsidiary shall take any action or agree to take any action that knowingly would cause the Merger not to be treated as a tax-free reorganization under Section 368(a) of the Code.

10. Termination.

         10.1 Termination Events.

         This Agreement may be terminated prior to Closing:

                  (a) by the Purchaser if there is a material breach of any covenant or obligation of the Company or the Selling Stockholders and such breach has not been cured within ten (10) business days after written notice of such breach is given to the Company;

                  (b) by the Company if there is a material breach of any covenant or obligation of the Purchaser and such breach has not been cured within ten (10) business days after written notice of such breach is given to the Purchaser;

                  (c) by either the Purchaser or the Company if the Closing has not taken place on or before March 31, 1999; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Effective Date to occur on or prior to such date;

                  (d) by Purchaser, Merger Sub or the Company if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (e) by the mutual consent of the Purchaser and the Company.

         10.2 Termination Procedures.

         If the Purchaser wishes to terminate this Agreement pursuant to Section 10.1(a), Section 10.1(c) or Section 10.01(d), the Purchaser shall deliver to the Company and the Stockholder Representative a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 10.1(b), Section 10.1(c) or Section 10.01(d), the Company shall deliver to the Purchaser a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

         10.3 Effect of Termination.

         If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate; provided, that each party shall remain liable for any breaches of this Agreement prior to its termination and provided, further, that Sections 9.2, 9.3, 10, 11, 12.2 and 12.3 shall survive the termination of this Agreement.

11. Indemnification, etc.

         11.1 Survival of Representations and Covenants.

                  (a) The representations, warranties, covenants and obligations of each party set forth in this Agreement or any Transactional Agreement shall survive the Closing Date, but not any Change of Control of the Purchaser, except for the covenant contained in Section 9.8 hereof or unless otherwise agreed. Any representation made relating to Tax matters and representation relating to the capitalization of the Company shall survive the Closing and continue until the expiration of the statute of limitation period or periods applicable to them, including any statute of limitations governing fraud. All other representations and warranties (as well as covenants and obligations to be performed prior to the Closing Date) of the parties in this Agreement or any Transactional Agreement shall terminate on the date 15 months after the Closing Date. If the Purchaser shall give the Company and the Stockholder Representative written notice of a claim prior to the expiration of the applicable survival period, then the relevant representation or warranty or covenant, as the case may be, shall survive as to such claim until such claim shall have been finally resolved.

                  (b) For purposes of this Agreement, although each statement or other item of information set forth in the Company Disclosure Schedule qualifies the specific representation and warranty to which such information refers, all such statements and other items of information set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Selling Stockholders in this Agreement.

                  (c) The representations, warranties, covenants and obligations of the Company or the Selling Stockholders are made to the Purchaser and for the benefit of each Indemnitee (as defined in Section 11.2(a) below).

         11.2 Indemnification by the Selling Stockholders.

                  (a) Subject to the remainder of this Section 11.2 and Section
11.5 hereof, the Selling Stockholders covenant and agree to defend, indemnify and hold harmless the Purchaser and each of its officers, directors, employees, agents and representatives (collectively, the "Indemnitees", and individually each an "Indemnitee") from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees (regardless of whether or not such Damages relate to any third party claim) directly or indirectly arising or resulting from or connected with (i) any breach of any representation or warranty (provided that solely for purposes of determining the amount of Damages with respect to the breach hereof and not for determining the existence of a breach or claim, each such representation or warranty shall be read as if all qualifications as to materiality were deleted therefrom) made by the Company or the Selling Stockholders in this Agreement or any Transactional Agreement, (ii) any breach of any covenant or agreement by the Company or any Selling Stockholder in this Agreement or any other Transactional Agreement, or (iii) any and all Damages suffered or incurred by Purchaser or the Company by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of the Company or the Selling Stockholders occurring or existing prior to the Effective Time.

         To the extent that the Company's or any Selling Stockholders' undertakings set forth in this Section 11.2 may be unenforceable, each Selling Stockholder shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Company, the Purchaser, Merger Sub or other Indemnitee subject to the limitations imposed by this Agreement.

                  (b) After Closing, the Selling Stockholders shall not be required to indemnify any Indemnitee with respect to any claim for indemnification pursuant to Section 11.2(a) unless and until the aggregate amount of indemnifiable Damages suffered by all Indemnitees subject to indemnification pursuant to this Agreement exceeds $175,000 (the "Threshold"), at which point the Selling Stockholders shall indemnify the full amount of such claims and all claims thereafter, subject to any other applicable limitations in this Section 11.2 on the Selling Stockholders' indemnification obligations. The aggregation of claims must only reach the Threshold once, and after such point the Indemnitees may seek indemnification for all claims which may arise under this Section 11.2. Notwithstanding anything to the contrary in the foregoing, Damages resulting from (i) fraud or willful misconduct, (ii) breach of any representation relating to Tax matters, (iii) breach of any representation relating to the capitalization of the Company, or (iv) breach of any covenant or agreement by the Company or Selling Stockholder in the Agreement or any Transactional Agreement shall not be subject to the Threshold and shall be indemnifiable up to the total consideration received by the Selling Stockholders pursuant to this Agreement.

                  (c) The Selling Stockholders acknowledge and agree that if there is any breach of any representation, warranty or other provision relating to the Selling Stockholders or the Company's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or any aspect or portion thereof), then the Purchaser itself shall be deemed, by virtue of its ownership of the Company, to have incurred Damages, if any, as a result of such breach or Liability, and the Purchaser shall be entitled to such indemnification as may be available pursuant to the terms of this Section 11. Nothing contained in this Section 11.2(c) shall have the effect of (i) limiting the circumstances under which the Purchaser may otherwise be deemed to have incurred Damages for purposes of this Agreement, (ii) limiting the other types of Damages that the Purchaser may be deemed to have incurred (whether in connection with any such breach or Liability or otherwise), or (iii) limiting the rights of the Purchaser or any of the other Indemnitees under this Section 11.2.

                  (d) The number of shares of Purchaser Stock to be released to Purchaser pursuant to the terms of this Agreement and the Escrow Agreement shall be calculated by dividing the dollar amount of the Damages by the Average Purchaser Stock Price on the date an Indemnitee shall make a claim for Damages.

                  (e) The Selling Stockholders are not required to make any indemnification payment hereunder unless a claim is initiated prior to expiration of the applicable survival period set forth in Section 11.1(a).

         11.3 Setoff.

         In addition to any rights of setoff or other rights that any Person may have at common law or otherwise, each Person shall have the right to set off any amount that may be owed to it by the other under this Section 11 against any amount otherwise payable by such Person hereunder.

         11.4 Defense of Third Party Claims.

         In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against the Purchaser, the Company, the Selling Stockholders, any other Indemnitee or any other Person) with respect to which a party hereto may become obligated hereunder to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 11, the party to be indemnified (the "Indemnified Party") shall reasonably promptly, but in any event within 60 days following the Indemnified Party's actual knowledge thereof, notify the Person providing the indemnification hereunder (the "Indemnifying Party") of such claim or Proceeding by providing notice to the Stockholder Representative; provided, however, that the failure to provide such notice shall not release the Selling Stockholders from any of their obligations under this
Section 11, except to the extent that the Selling Stockholders are materially prejudiced by such failure. In any such event, the Indemnified Party may proceed with the defense of such claim or Proceeding and the Indemnifying Party shall bear and pay all costs and expenses (including attorneys fees and costs) in connection with the Indemnified Party's defense of any such claim or Proceeding (whether or not incurred by the Indemnified Party); provided, that all such expenses paid by the Selling Stockholders, combined with any other indemnification, will in no event exceed the respective indemnification limitations set forth in Section 11.5(a).

         If the Indemnified Party so proceeds with the defense of any such claim or Proceeding:

                  (a) all expenses reasonably incurred and relating to the defense of such claim or Proceeding (whether or not incurred by the Indemnified Party) shall be borne and paid exclusively by the Indemnifying Party;

                  (b) the Indemnifying Party shall make available to the Indemnified Party any documents and materials in the possession or control of the Indemnifying Party that may be necessary to the defense of such claim or Proceeding;

                  (c) the Indemnified Party shall keep the Stockholder Representative informed of all material developments and events relating to such claim or Proceeding;

                  (d) the Stockholder Representative shall have the right to participate in the defense of such claim or Proceeding at his own expense; and

                  (e) the Indemnified Party shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld.

         11.5 Sole Remedy.

         Other than rights to equitable relief and with respect to claims for fraud, the sole remedy available to any Indemnitee or other Person for breaches of this Agreement or the Transactional Agreements shall be limited to the rights set forth in this Section 11. The maximum aggregate amount payable by each Selling Stockholder, to any and all Indemnitees for any and all Damages arising out of, or in connection with, this Agreement, any Transactional Agreement, any certificate, any other document delivered, or any of the Transactions, shall not exceed such Selling Stockholder's pro rata portion of the Escrow Fund; provided, however, any Damages resulting from (i) fraud or willful misconduct, (ii) breach of any representation relating to Tax matters, (iii) breach of any representation relating to the capitalization of the Company, or (iv) breach of any covenant or agreement by the Company or Selling Stockholder in the Agreement or any Transactional Agreement, shall not be subject to such limitation and shall be indemnifiable in full. In no event will any other Person except the named Indemnitees have any rights to any payments whatsoever. Any claims for Damages hereunder against Purchaser shall be subject to the same limitations set forth in favor of the Selling Stockholders in this Section 11.

         11.6 Exercise of Remedies by Indemnities Other than the Purchaser and by Selling Stockholders.

                  (a) No Person other than an Indemnitee (or any successor or assignee thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser, the Company and the Selling Stockholders (or any successor assignee thereof) shall have consented to the assertion of such indemnification claim or the exercising of such other remedy.

                  (b) No Selling Stockholder shall be permitted to exercise any remedy under this Agreement except through the Stockholder Representative.

12. Miscellaneous.

         12.1 Further Assurances.

         Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

         12.2 Fees and Expenses.

         Subject to the provisions of this Agreement (including the indemnification and other obligations of the Principal Stockholders pursuant to
Section 11), each party shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by or on behalf of such party in connection with the Transactions. Notwithstanding anything to the contrary in the foregoing, all fees, costs and expenses of professional advisors to the Selling Stockholders and the Company (including, without limitation, those of BancBoston Robertson Stephens, Perkins Coie LLP and PriceWaterhouse Coopers LLP) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Principal Stockholders; provided, however, that up to $400,000 of such professional fees, costs and expenses shall be paid by the Purchaser.

         12.3 Attorneys' Fees.

         If any legal action or other legal proceeding (including arbitration) relating to the Transactions or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         12.4 Transfer Taxes.

         The Principal Stockholders shall be responsible for sales, use and transfer taxes, including but not limited to any value added, stock transfer, gross receipts, stamp duty and real, personal or intangible property transfer taxes, due by reason of the consummation of the Transactions, including but not limited to any interest or penalties in respect thereof.

         12.5 Governing Law; Venue.

                  (a) Except to the extent that Delaware law is mandatorily applicable to the Merger and the rights of the parties hereunder, this Agreement is to be construed in accordance with and governed by the laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision), without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the State of California to the rights and duties of the parties.

                  (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of San Francisco, California. Each party to this Agreement:

                           (i) expressly and irrevocably consents and submits to
the jurisdiction of each state and federal court located in the County of San Francisco, California (and each appellate court located in the State of California) in connection with any such legal proceeding;

                           (ii) agrees that each state and federal court located
in the County of San Francisco, California shall be deemed to be a convenient forum; and

                           (iii) agrees not to assert (by way of motion, as a
defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of San Francisco, California any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

                  (c) The parties agree that if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against the applicable party in such court or tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any matters alleged therein or any of the circumstances giving rise thereto.

                  (d) Nothing contained in Section 12.5(b) or (c) shall be deemed to limit or otherwise affect the right of any Indemnitee to commence any legal proceeding or otherwise proceed against the Principal Stockholders in any other forum or jurisdiction.

         12.6 Successors and Assigns.

         Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and the Indemnitees and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Stock from time to time. None of the parties hereto may assign any of its or their rights or obligations hereunder to any other party (by contract, operation of law or otherwise) without the prior written consent of the other, which consent shall not be unreasonably withheld, and any attempted assignment in violation thereof shall be void and of no effect.

         12.7 Entire Agreement.

         The Transactional Agreements, the Schedules and the Exhibits thereto and the other documents contemplated expressly thereby constitute the full and entire understanding and agreement between the parties with regard to the subjects thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof.

         12.8 Separability.

         In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         12.9 Amendments.

         This Agreement may be amended or modified only upon the mutual written consent of the Principal Stockholders, the Company and the Purchaser. Any amendment or modification effected pursuant to this Section 12.9 shall be in writing and be binding upon the Principal Stockholders, the Company and the Purchaser.

         12.10 Notices.

         Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier during business hours) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto):

if to the Company:

BuyDirect.com, Inc.
One Beach Street, Suite 310
San Francisco, CA  94133
Attention:     Bong Suh
Telecopier:    415-835-9192

        with a copy to:

Perkins Coie LLP
2420 Sand Hill Road, Suite 203
Menlo Park, California  94025
Attention:     Buddy Arnheim, Esq.
Telecopier:    650
0366

if to the Principal Stockholders:

c/o Stockholder Representative
        BuyDirect.com, Inc.
One Beach Street, Suite 310
San Francisco, CA  94133
Attention:     Bong Suh
                      Bill Headapohl
Telecopier:    415-835-9192

if to the Purchaser:

Beyond.com Corporation
1195 West Fremont Avenue
Sunnyvale, CA 94087
Attention:     Michael Praisner
Telecopier:    408-530-0800

        with a copy to:

Shearman & Sterling
1550 El Camino Real
Menlo Park, California 94025
Attention:     Christopher D. Dillon, Esq.
               Kevin Kennedy, Esq.
Telecopier:    650-330-2299

         12.11 Publicity and Use of Confidential Information.

                  (a) Notwithstanding anything to the contrary contained in any agreement among the parties hereto, after the Closing the Purchaser shall have the right to disclose the Company's financial statements and related information, the terms of this Agreement and the identity of the Company to potential investors of the Purchaser, through the use of printed offering materials or otherwise or as otherwise required by applicable legal requirements.

                  (b) The Principal Stockholders shall keep strictly confidential, and shall not use, or disclose to any other Person, any non public document or other information in the Principal Stockholders' possession that relates directly or indirectly to the business of the Company, the Purchaser or any affiliate of the Purchaser.

                  (c) The Principal Stockholders shall not issue or disseminate any press release or other publicity concerning any of the Transactions, or permit any press release or other publicity concerning any of the Transactions to be issued or otherwise disseminated by or on behalf of the Principal Stockholders without the Purchaser's prior written consent, and the Principal Stockholders shall continue to keep the terms of this Agreement and the other Transactional Agreements strictly confidential.

         12.12 Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         12.13 Delays or Omissions; Waivers.

                  (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                  (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         12.14 Remedies Cumulative; Specific Performance.

         All remedies, either under this Agreement or by law or otherwise afforded to the parties hereto, shall be cumulative and not alternative. Each of the parties agrees that:

                  (a) in the event of any breach or threatened breach by a party or Company of any covenant, obligation or other provision set forth in this Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and

                  (b) neither the Purchaser nor any other Indemnitee, on the one hand, nor the Principal Stockholders, on the other, shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

         12.15 Headings.

The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         12.16 Construction.

                  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                  (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                  (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (d) Except as otherwise specified, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

        12.17  No Third Party Beneficiaries.

         Except for the provisions of Article XI relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, whether express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER as of the date set forth in the first paragraph hereof.

COMPANY: BuyDirect.com, Inc.,

a Delaware corporation


By:
   -----------------------------------
Name:
     ---------------------------------
Title:
      --------------------------------


PURCHASER: Beyond.com Corporation,
a Delaware corporation


By:
   -----------------------------------
Name:
     ---------------------------------
Title:
      --------------------------------


MERGER SUB: BD Acquisition, Inc.,
a Delaware corporation


By:
   -----------------------------------
Name:
     ---------------------------------
Title:
      --------------------------------

PRINCIPAL STOCKHOLDERS:             At Home Network Corporation


By:
   -----------------------------------
Name:
     ---------------------------------
Title:
      --------------------------------



-----------------------------------



-----------------------------------



-----------------------------------



-----------------------------------

CNET, Inc.


By:
   -----------------------------------
Name:
     ---------------------------------
Title:
      --------------------------------


Bayview Investments


By:
   -----------------------------------
Name:
     ---------------------------------
Title:
      --------------------------------



By:
   -----------------------------------
Name:
     ---------------------------------


By:
   -----------------------------------
Name:
     ---------------------------------


By:
   -----------------------------------
Name:
     ---------------------------------
Title:
      --------------------------------

      --------------------------------


INDEX OF SCHEDULES AND EXHIBITS


Schedule IA    Schedule of Stock Ownership

Schedule III   Disclosure Schedule


Exhibit A      Certain Definitions

Exhibit B      Form of Escrow Agreement

Exhibit C      Form of Registration Rights Agreement

Exhibit D      Form of Investment Agreement

Exhibit E      Forms of Offer Letters and Protective Covenant Letters

Exhibit F      Financial Statements of the Company

Agreement and Plan of Merger

Schedule IA

SCHEDULE OF STOCK OWNERSHIP

Agreement and Plan of Merger

Schedule III

DISCLOSURE SCHEDULE


Agreement and Plan of Merger

Exhibit A

CERTAIN DEFINITIONS


         For purposes of this Agreement:

         Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

                  (a) the sale or other disposition of all or any portion of the Company's business or assets (other than in the Ordinary Course of Business);

                  (b) the issuance, sale or other disposition of (i) any capital stock of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock of the Company; or

                  (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company.

         Additional Payments. "Additional Payments" shall have the meaning specified in Section 3.2(a).

         Affiliate. "Affiliate" means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         Aggregate Series A Liquidation Preference. "Aggregate Series A Liquidation Preference" shall have the meaning specified in Section 1.3(b).

         Aggregate Series B Liquidation Preference. "Aggregate Series B Liquidation Preference" shall have the meaning specified in Section 1.3(b).

         Aggregate Series C Liquidation Preference. "Aggregate Series C Liquidation Preference" shall have the meaning specified in Section 1.3(b).

         Aggregate Series D Liquidation Preference. "Aggregate Series D Liquidation Preference" shall have the meaning specified in Section 1.3(b).

         Aggregate Series E Liquidation Preference. "Aggregate Series E Liquidation Preference" shall have the meaning specified in Section 1.3(b).

         Agreement. "Agreement" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Company Disclosure Schedule, the Purchaser Disclosure Schedule and all other schedules and exhibits attached thereto), as it may be amended from time to time.

         Audited Financial Statements. "Audited Financial Statements" shall mean the audited consolidated balance sheet of the Company for the fiscal year ended December 31, 1998, and the related audited consolidated statements of income, retained earnings, stockholder's equity and changes in the financial position of the Company, together with all related notes and schedules thereto, accompanied by the unqualified reports thereon of the Company's Accountants.

         Average Purchaser Stock Price. "Average Purchaser Stock Price" shall refer to the average of the closing price of the Purchaser Stock on the Nasdaq Stock Market for the five consecutive trading days ending on (and including) the trading day that is two days prior to a given date.

         Best Efforts. "Best Efforts" shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

         Business. "Business" shall mean the consolidated business of online retailing and reselling to consumers, commercial customers and government customers of software and peripherals.

         Business Day. "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in San Francisco, California.

         Certificates. "Certificates" shall have the meaning specified in
Section 3.2.

         Change of Control of the Purchaser. "Change of Control of the Purchaser" shall mean the consummation of:

                           (i) any sale or other disposition of all or
substantially all of the assets of the Purchaser (other than in the ordinary course of the Purchaser's business); or

                           (ii) any merger, consolidation, business combination,
share exchange, reorganization or similar transaction involving the Purchaser pursuant to which the stockholders of the Purchaser immediately prior to the consummation of such transaction will own less than 50% of the equity interest in the entity surviving such transaction.

         Closing. "Closing" shall have the meaning specified in Section 3.4.

         Closing Date. "Closing Date" shall have the meaning specified in
Section 3.4.

         Code. "Code" shall have the meaning specified in the recitals to this Agreement.

         Common Stock. "Common Stock" shall mean the common stock, $0.0001 par value per share, of the Company.

         Company. "Company" shall have the meaning specified in the preamble of this Agreement.

         Company Board. "Company Board" shall mean the members of the board of directors of the Company.

         Company Closing Certificate. "Company Closing Certificate" shall have the meaning specified in Section 4.1(c)(vi).

         Company Contract. "Company Contract" shall mean any contract listed on the Company Disclosure Schedule.

         Company Proprietary Assets. "Company Proprietary Assets" shall have the meaning specified in Section 5.7.

         Company Systems. "Company Systems" shall mean all computer, hardware, software, systems and equipment (including embedded microcontrollers in non-computer equipment) embedded within current products of the Company or the Subsidiary, and/or necessary for the Company or the Subsidiary to carry on its business as currently conducted.

         Company's Accountants. "Company's Accountants" shall mean PriceWaterhouseCoopers, independent accountants of the Company. Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         Constituent Corporations. "Constituent Corporations" shall refer to the Company and Merger Sub.

         Contract. "Contract" shall mean, with respect to any Person, any written or oral or other contract, arrangement or other agreement to which such Person is a party or by which its properties or assets may be bound or affected or under which it or its respective business, properties or assets receive benefits.

         Core Contracts. "Core Contracts" shall mean the Co-Branded Software Site Agreement (undated) between the Company and At Home Corporation, the Co-Branded Software Site Agreement, dated as of February 12, 1999, between the Company and Service Co, LLC, the Promotion Agreement, dated as of November 1, 1998, between the Company and CNET, Inc., the Commerce Partner and Sponsorship Agreement, dated as of November 18, 1998, between the Company and Xoom Inc., and the ZDNet Agreement.

         Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

         Defined Benefit Plan. "Defined Benefit Plan" shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

         DGCL. "DGCL" shall have the meaning specified in Section 1.1.

         Disclosure Schedule. "Disclosure Schedule" shall have the meaning specified in Section 5.


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         Disclosure Schedule Update. "Disclosure Schedule Update" shall have the meaning specified in Section 7.5.

         Dissenting Holder. "Dissenting Holder" shall have the meaning specified in Section 3.6.

         Dissenting Shares. "Dissenting Shares" shall have the meaning specified in Section 3.6.

         Effective Time. "Effective Time" shall have the meaning specified in
Section 1.2.

         Entity. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

         Environmental Law. "Environmental Law" shall mean any federal, state, local or foreign legal requirement relating to pollution or protection of human health or the environment.

         ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         Escrow Account. "Escrow Account" shall mean the account into which the Escrow Fund is deposited.

         Escrow Agent. "Escrow Agent" shall have the meaning specified in the recitals to this Agreement.

         Escrow Agreement. "Escrow Agreement" shall have the meaning specified in the recitals to this Agreement.

         Escrow Fund. "Escrow Fund" shall have the meaning specified in Section 3.1(e).

         Escrow Shares. "Escrow Shares" shall have the meaning specified in
Section 3.2(a).

         Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         Exchange Ratio. "Exchange Ratio" shall have the meaning specified in
Section 3.1(b).

         Financial Statements. "Financial Statements" shall have the meaning specified in Section 5.9(a).

         Fully Diluted Shares. "Fully Diluted Shares" shall have the meaning specified in Section 3.1(b).

         Governmental Authorization. "Governmental Authorization" shall mean any:

                  (a) permit, license, certificate, franchise, approval, consent, permission, clearance, waiver, certification, designation, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any legal requirement; or

                  (b) right under any Contract with any Governmental Body.

         Governmental Body. "Governmental Body" shall mean any:

                  (a) nation, principality, state, province, territory, county, municipality, district or other jurisdiction of any nature;

                  (b) federal, state, local, municipal, foreign or other government; or

                  (c) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature. Indemnified Party. "Indemnified Party" shall have the meaning specified in Section 11.4.

         Indemnifying Party. "Indemnifying Party" shall have the meaning specified in Section 11.4.

         Indemnitee. "Indemnitee" shall have the meaning specified in Section 11.2(a).

         Information Statement. "Information Statement" shall mean the disclosure document prepared and mailed to the Company's stockholders in accordance with Section 7.1.

         Interim Grants. "Interim Grants" shall have the meaning specified in
Section 5.3(a).

         Investment Agreement. "Investment Agreement" shall have the meaning specified in Section 4.1(c).

         January Audited Balance Sheet. "January Audited Balance Sheet" shall mean the balance sheet of the Company as of January 31, 1999.

         Key Employees. "Key Employees" shall refer to each of Bong Suh, Jody Sherman, Bill Headapohl, Kathryn Weller and Erik Lou.

         Leased Premises. "Leased Premises" shall mean the premises and facilities identified in Part 5.10(d) of the Disclosure Schedule.

         Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

         Licensed Proprietary Assets. "Licensed Proprietary Assets" shall have the meaning specified in Section 5.7.

         Member of the Controlled Group. "Member of the Controlled Group" shall mean each trade or business, whether or not incorporated, which would be treated as a single employer with the Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

         Merger. "Merger" shall have the meaning specified in the recitals to this Agreement.

         Merger Sub. "Merger Sub" shall have the meaning specified in the preamble to this Agreement.

         Merger Sub Board. "Merger Sub Board" shall refer to the Board of Directors of Merger Sub. Multiemployer Plan. "Multiemployer Plan" shall mean a plan described in Section 3(37) of ERISA.

         Net Debt Balance. "Net Debt Balance" shall mean the number, based on the January Audited Balance Sheet, obtained by applying the following formula:

                           (i) total debt (including accrued or contingent
liabilities net of any underlying leased asset and excluding principal and accrued interest on the Convertible Promissory Notes issued in connection with the Series D Preferred Stock financing, which such principal and accrued interest were converted into Series D Preferred Stock on February 10, 1999);

                           (ii) plus the amount of accounts payable more than 30
days overdue, except for such amounts that if paid would represent a prepaid expense;

                           (iii) less the amount of cash and the cash proceeds
from the sale of the Series D Convertible Preferred Stock to At Home Network Corporation on February __, 1999;

                           (iv) less the amount of net accounts receivables more
than 30 days old and any pre-paid At Home Network Corporation media fees;

                           (v) less the amount of total cash proceeds that the
Company would have received upon the exercise of all of the Options (except with respect to Options granted on or after the date hereof);

                           (vi) plus $1.1 million; and

                           (vii) plus the amount of professional fees and
expenses incurred by the Company in connection with the Merger and invoiced by the Company at Closing in excess of $400,000. Any such expenses not invoiced by the Company at the Closing shall not be assumed by the Purchaser

         Net Merger Consideration. "Net Merger Consideration" shall have the meaning specified in Section 1.3.

         Option Plan. "Option Plan" shall have the meaning specified in Section 3.1(c)(i).

         Options. "Options" shall have the meaning specified in Section 1.3.

         Order. "Order" shall mean any:

                  (a) order, judgment, injunction, edict, decree, ruling, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

                  (b) Contract with any Governmental Body that is or has been entered into in connection with any Proceeding.

         Ordinary Course of Business. An action taken by or on behalf of the Company shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

                  (a) such action is recurring in nature, is consistent with the Company's past practices and is taken in the ordinary course of the Company's normal day to day operations;

                  (b) such action is taken in accordance with sound and prudent business practices;

                  (c) such action is not required to be authorized by the Company's shareholders, the Company Board or any committee of the Company Board and does not require any other separate or special authorization of any nature; and

                  (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day to day operations of other Entities that are engaged in businesses similar to the Company's business.

         Owned Proprietary Assets. "Owned Proprietary Assets" shall have the meaning specified in Section 5.7.

         Person. "Person" shall mean any individual, Entity or Governmental
Body.

         Plans. "Plans" shall have the meaning specified in Section 5.24(a).

         Pre-Closing Period. "Pre-Closing Period" shall mean the period from the date of this Agreement until the Closing Date.

         Principal Stockholders. "Principal Stockholders" shall have the meaning specified in the preambles to this Agreement.

         Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), hearing, inquiry, audit or investigation that is or has been commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

         Preferred Stock. "Preferred Stock" shall have the meaning specified in
Section 3.1(b).

         Proprietary Asset. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, know how, franchise, system, computer software, invention, design, proprietary product, technology, proprietary right or other intellectual property right.

         Purchaser. "Purchaser" shall have the meaning specified in the preamble to this Agreement.

         Purchaser Board. "Purchaser Board" shall refer to the Board of Directors of Purchaser.

         Purchaser Closing Certificate. "Purchaser Closing Certificate" hall have the meaning specified in Section 4.2(c)(iv).

         Purchaser Contract. "Purchaser Contract" shall refer to those contracts required by Regulation S K to be filed in connection with the Purchaser SEC Reports.

         Purchaser Option Plan. "Purchaser Option Plan" shall refer to the 1998 Stock Incentive Plan of Purchaser.

         Purchaser Proprietary Assets. "Purchaser Proprietary Assets" shall have the meaning specified in Section 6.10.

         Purchaser SEC Reports. "Purchaser SEC Reports" shall have the meaning specified in Section 6.7.

         Purchaser Stock. "Purchaser Stock" shall refer to the Common Stock of Purchaser, par value $.0001 per share, of Purchaser.

         Purchaser Systems. "Purchaser Systems" shall mean all computer, hardware, software, systems, and equipment (including embedded microcontrollers in non-computer equipment) embedded within current products of Purchaser, and/or necessary for Purchaser to carry on its businesses as currently conducted.

         Purchaser's Accountants. "Purchaser's Accountants" shall mean Ernst & Young LLP, independent accountants of the Purchaser.

         Reference Balance Sheet. "Reference Balance Sheet" shall mean the unaudited consolidated balance sheet (including the related notes and schedules thereto) of the Company, dated as of December 31, 1998.

         Related Party. Each of the following shall be deemed to be a "Related Party":

                  (a) the Principal Stockholders;

                  (b) each individual who is, or who has at any time been, an officer of the Principal Stockholders or the Company;

                  (c) each member of the family of each of the individuals referred to in clause (b) above; and

                  (d) any Entity (other than the Principal Stockholders or the Company) in which any one of the Persons referred to in clause (a), (b) or (c) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

         Returns. "Returns" shall have the meaning specified in Section 5.15(b).

         Rights Agreement. "Rights Agreement" shall refer to that certain Registration Rights Agreement by and among the Purchaser and the Principal Stockholders substantially in the form of Exhibit C attached hereto.

        SEC.  "SEC" shall mean the Securities and Exchange Commission.

         Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

         Selling Stockholders. "Selling Stockholders" shall refer to those individuals and Entities which are holders of record of a certificate or certificates which immediately prior to the Effective Time represented the outstanding shares of any class or series of Stock and listed on Schedule IA hereto.

         Series A Preferred Stock. "Series A Preferred Stock" shall mean the series A preferred stock, par value $0.0001 per share, of the Company.

         Series B Preferred Stock. "Series B Preferred Stock" shall mean the series B preferred stock, par value $0.0001 per share, of the Company.

         Series C Preferred Stock. "Series C Preferred Stock" shall mean the series C preferred stock, par value $0.0001 per share, of the Company.

         Series D Preferred Stock. "Series D Preferred Stock" shall mean the series D preferred stock, par value $0.0001 per share, of the Company.

         Series E Preferred Stock. "Series E Preferred Stock" shall mean the series E preferred stock, par value $0.0001 per share, of the Company.

         Stockholder Representative. "Stockholder Representative" shall refer to the individual or Entity elected by the Principal Stockholders pursuant to
Section 2.4 of the Investment Agreement.

         Stockholder Representative Closing Certificate. "Stockholder Closing Representative Certificate" shall have the meaning specified in Section 4.1(c)(vi).

         Stock. "Stock" shall have the meaning specified in Section 3.1(b).

         Subsidiary Board. "Subsidiary Board" shall have the mean the Board of Directors of Subsidiary.

         Surviving Corporation. "Surviving Corporation" shall have the meaning specified in Section 1.1.

         Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or in the future may be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.

         Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or in the future may be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

         Threshold. "Threshold" shall have the meaning specified in Section 11.2(b).

         Total Options. "Total Options" shall have the meaning specified in
Section 3.1(b).

         Transaction Expenses. "Transaction Expenses" shall mean all fees, costs and expenses including, without limitation all attorneys' fees, that have been incurred or that are in the future incurred by or on behalf of the Company or the Principal Stockholders in connection with the sale of the Stock and the preparation, execution and delivery of the Transactional Agreements.

         Transactional Agreements. "Transactional Agreements" shall mean the Agreement, the Rights Agreement, the Investment Agreement, the Employment and Non-Competition Agreement, the Escrow Agreement, the Voting Agreement, the Principal Stockholders Closing Certificate and Company Closing Certificate, the Purchaser Closing Certificate, and all other agreements, certificates and instruments executed or contemplated to be executed by any of the parties hereto in connection with the Transactions.

         Transactions. "Transactions" shall mean (a) the execution and delivery of this Agreement and the other Transactional Agreements and (b) all the transactions contemplated by this Agreement and the other Transactional Agreements.

         Treasury Shares. "Treasury Shares" shall have the meaning specified in
Section 3.1(d).

         Unaudited Interim Balance Sheet. "Unaudited Interim Balance Sheet" shall have the meaning specified in Section 5.9(a).

         U.S. GAAP. "U.S. GAAP" shall mean United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

         Year 2000 Compliant. "Year 2000 Compliant" shall mean, when used with respect to the Purchaser Systems or Company Systems, that such Systems are able to record, store, process and present calendar dates falling on or after January 1, 2000, in the same manner, and with the same functionality, as they record, store, process and present calendar dates falling on or before December 31, 1999.

         ZDNet Agreement. "ZDNet Agreement" shall refer to that certain agreement, dated as of [the date hereof] by and between the Company and ZDNet providing for ___________.